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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cost Plus, Inc.
at
$22.00 NET PER SHARE
by
Blue Coral Acquisition Corp.
a direct wholly owned subsidiary of
Bed Bath & Beyond Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON JUNE 28, 2012 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of May 8, 2012 (which we refer to as the "Merger Agreement"), by and among Bed Bath & Beyond Inc., a New York corporation (which we refer to as "Parent"), Blue Coral Acquisition Corp., a California corporation and a direct wholly owned subsidiary of Parent (which we refer to as "Purchaser"), and Cost Plus, Inc., a California corporation (which we refer to as "Cost Plus"). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Cost Plus (which we refer to as "Shares") at a price of $22.00 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the "Offer Price") upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this "Offer to Purchase") and the related letter of transmittal (which we refer to as the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Cost Plus (which we refer to as the "Merger"), with Cost Plus continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and as a direct wholly owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares owned by Parent or Cost Plus or by any shareholder of Cost Plus who is entitled to and properly demands dissenters' rights under California law) will be converted into the right to receive the Offer Price. In certain cases, Parent, Purchaser and Cost Plus have agreed to proceed with a one-step merger transaction if the Offer is not completed. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        After careful consideration, the board of directors of Cost Plus (which we refer to as the "Cost Plus Board") unanimously (1) authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) determined that the terms of the Merger Agreement, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of Cost Plus, (3) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the shareholders of Cost Plus if Section 1101(e) of the California Corporations Code (which we refer to as the "California Corporations Code") is not satisfied or if the approval of the shareholders is otherwise required by applicable law, and (4) recommended that the shareholders of Cost Plus accept the Offer and tender their Shares pursuant to the Offer and, to the extent required by applicable law, vote their Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to 5:00 p.m., New York City time, on June 28, 2012 (which we refer to as the "Expiration Date," unless Purchaser has extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire) a number of Shares that when added to the number of Shares to be purchased by Purchaser under the Top-Up (as defined below), represent at least one Share more than 90% of: (i) the outstanding Shares as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of Shares issuable to holders of DSUs (as defined below) outstanding as of the expiration of the Offer plus (iii) the aggregate number of Shares issuable to holders of Options (as defined below) outstanding as of the expiration of the Offer minus (iv) the aggregate number of Shares issuable to holders of Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Options prior to the termination of the Merger plus (v) the aggregate number of Shares issuable to the holders of any equity based awards granted in respect of Shares (which we refer to as a "Company Equity Awards") (other than Options and DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Purchaser under the Top-Up (the "Minimum Tender Condition"). Based upon the number of Shares outstanding as of May 23, 2012, the Top-Up would permit Purchaser to close the tender offer with approximately 72% of the Shares being tendered (subject to adjustment in certain circumstances as described in this Offer to Purchase). The Offer is also subject to other conditions described in Section 15—"Conditions of the Offer."

        A summary of the principal terms of the Offer appears on pages 1 through 10. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

        May 25, 2012

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Inc., in its capacity as depositary for the Offer (which we refer to as the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

#####

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Georgeson Inc., as information agent for the Offer (whom we refer to as the "Information Agent"), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (which we refer to as the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

 SUMMARY TERM SHEET

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share (which we refer to as "Shares"), of Cost Plus, Inc. (which we refer to as "Cost Plus").
Price Offered Per Share:	$22.00 net per Share in cash (without any interest and less any applicable withholding tax) (which we refer to as the "Offer Price").
Scheduled Expiration Date:

5:00 p.m., New York City time, on June 28, 2012, unless the offer is extended or earlier terminated (which we refer to as the "Expiration Date," unless Purchaser has extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event "Expiration Date" will mean the latest time and date at which the Offer (as defined below), as so extended by Purchaser (as defined below), will expire).

Purchaser:	Blue Coral Acquisition Corp. (which we refer to as "Purchaser"), a direct wholly owned subsidiary of Bed Bath & Beyond Inc. (which we refer to as "Parent").
Cost Plus' Board of Directors Recommendation:

The board of directors of Cost Plus (which we refer to as the "Cost Plus Board") unanimously recommends that shareholders of Cost Plus accept the Offer and tender their Shares pursuant to the Offer (as defined below) and, to the extent required by applicable law, vote their Shares in favor of adoption of the Merger Agreement and to approve the transactions contemplated thereby, including the Merger.

The following are some questions you, as a shareholder of Cost Plus, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (which we refer to as the "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (which we refer to as the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson Inc., as information agent for the Offer (which we refer to as the "Information Agent") at the address and telephone numbers set forth for the Information Agent for the Offer on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        Blue Coral Acquisition Corp., or Purchaser, a direct wholly owned subsidiary of Bed Bath & Beyond Inc., or Parent, is offering to purchase all of the outstanding Shares. Purchaser is a California corporation, which was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Cost Plus. See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Cost Plus. If the Offer is successful, Parent intends to cause Purchaser to consummate the merger of Purchaser with and into Cost Plus (which we refer to as the "Merger") as soon as practicable after consummation of the Offer. Upon consummation of the Merger, Cost Plus would be a wholly owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $22.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares (i.e., a stock certificate representing Shares has been issued to you) and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. The Agreement and Plan of Merger, dated as of May 8, 2012 (which we refer to as the "Merger Agreement"), provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

What does the Cost Plus Board recommend?

        After careful consideration, the Cost Plus Board has unanimously (1) authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) determined that the terms of the Merger Agreement, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of Cost Plus, (3) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the shareholders of Cost Plus if Section 1101(e) of the California Corporations Code is not satisfied or if the approval of the shareholders is otherwise required by applicable law, and (4) recommended that the shareholders of Cost Plus accept the Offer and tender their Shares pursuant to the Offer and, to the extent required by applicable law, vote their Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        See the "Introduction" and Section 12—"Purpose of the Offer; Plans for Cost Plus" and Cost Plus' Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the "Schedule 14D-9") to be filed with the United States Securities and Exchange Commission (which we refer to as the "SEC") and furnished to shareholders in connection with the Offer.

What are the most significant conditions to the Offer?

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:

  •
  there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding at the option of Parent and Purchaser Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to the Expiration Date, a number of Shares that when added to the number of Shares to be purchased by Purchaser under the Top-Up (as defined below), represent at least one Share more than 90% of: (i) the outstanding Shares as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of Shares issuable to holders of deferred stock units (which we refer to as "DSUs") outstanding as of the expiration of the Offer plus (iii) the aggregate number of Shares issuable to holders of options to purchase Shares (which we refer to as "Options") outstanding as of the expiration of the Offer minus (iv) the aggregate number of Shares issuable to holders of Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Options prior to the termination of the Merger plus (v) the aggregate number of Shares issuable to the holders of Company Equity Awards (other than Options and DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Purchaser under the Top-Up (the "Minimum Tender Condition");

  •
  the expiration or termination of any applicable waiting period (or any extension thereof) to the purchase of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"); and

  •
  there not being any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction prohibiting the consummation of the Merger or the Offer, or any law enacted prohibiting or making illegal the consummation of any of the transactions contemplated by the Merger Agreement, that remains in effect.

        Based on information provided to Purchaser by Cost Plus, as of May 23, 2012, there were 22,515,752 Shares outstanding, 3,946,486 Shares issuable pursuant to outstanding Options with an exercise price less than $22.00 per Share and 75,790 Shares issuable pursuant to outstanding DSUs. Based upon the number of Shares outstanding as of May 23, 2012, the Top-Up would permit Purchaser to close the tender offer with approximately 72% of the Shares being tendered (subject to adjustment in certain circumstances as described in this Offer to Purchase).

        The offer is also subject to other conditions. See Section 15—"Conditions of the Offer."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Yes, Purchaser will use cash provided by Parent from Parent's cash on hand sufficient to purchase all of the issued and outstanding Shares and to pay related fees and expenses. Parent's cash on hand will also be sufficient to pay the Offer Price to holders of Shares who did not tender their Shares in the Offer upon consummation of the Merger. Financing is not a condition to the Offer. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not think that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger; and

  •
  the Offer is not subject to any financing condition.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

How long do I have to decide whether to tender in the Offer?

        You have until 5:00 p.m., New York City time, on June 28, 2012, to tender your Shares in the Offer, unless the Offer is either extended or terminated, each in accordance with the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare Inc., in its capacity as depositary for the Offer (which we refer to as the "Depositary") within three trading days on the NASDAQ Global Select Market (which we refer to as "Nasdaq"). In addition, if we extend the Offer, you will have additional time to tender your Shares. If your Shares are held by a broker, dealer, trust company, bank or other nominee, you should contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the Expiration Date of the Offer. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond its initial Expiration Date, but in no event will we be required to extend the Offer beyond November 9, 2012.

        Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Date:

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer;

  •
  if the expiration or termination of any applicable waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer or the consummation of the Merger under HSR Act will not have occurred or there will be any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer, in consecutive increments of up to ten business days until such conditions are satisfied; and

  •
  if requested by Cost Plus, and if the Offer conditions have not been satisfied or waived, in consecutive increments of up to five business days, for an aggregate period of time of not more than ten business days.

        If any condition has not been met, we may also choose to extend the Offer, on one or more occasions, in increments of between two and ten business days each (or such other period as Cost Plus, Purchaser and Parent may agree) until such time as the conditions to the Offer have been met.

        In any case, we will not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by Cost Plus in connection with the adoption of the Merger Agreement (the "Proxy Statement"), including by informing Cost Plus that it does not intend to review the Proxy Statement (the "Proxy Statement Clearance Date") and (iii) November 9, 2012. We may elect to provide for a "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act, beginning after we have purchased Shares tendered during the Offer. We do not currently intend to provide for a subsequent offering period, although we reserve the right to do so.

        If at any then-scheduled Expiration Date (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer. In addition, Cost Plus may cause Purchaser to irrevocably and unconditionally terminate the Offer if at any then-scheduled Expiration Date from and after 5:00 p.m., New York City time, on July 23, 2012 (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date. If the Offer is terminated as described in this paragraph, Cost Plus will proceed with and take all actions necessary to hold the shareholders' meeting to approve the Merger in accordance with the terms of the Merger Agreement.

        If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day of the scheduled Expiration Date. An amendment to this Offer to Purchase providing for the extension will also be filed with the SEC. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the Offer expires. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three Nasdaq trading days. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date or any extension thereof. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 24, 2012, which is the 60th day after the commencement of the Offer, unless such

Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

Upon the successful consummation of the Offer, will Cost Plus continue as a public company?

        No. Following the purchase of Shares in the Offer, we plan to immediately consummate the Merger. If the Merger takes place, Cost Plus will no longer be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, then there may be so few remaining shareholders and publicly held Shares that Cost Plus common stock will no longer be eligible to be traded on Nasdaq or any other securities exchange, there may not be a public trading market for the common stock of Cost Plus, and Cost Plus may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        In the event that the Minimum Tender Condition is not met, and in certain other circumstances, Cost Plus, Purchaser and Parent have agreed to consummate the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, except for the addition of a condition that shareholders have adopted the Merger Agreement and the inapplicability of the Minimum Tender Condition.

        If we do not consummate the Offer, Cost Plus has agreed to hold a meeting of its shareholders to consider and vote on the adoption of the Merger Agreement and will separately mail the Proxy Statement related to that shareholder meeting to holders of record of Shares as of the record date for the shareholder meeting. We are not asking you to take any action with respect to the Merger at this time. See Section 11—"The Merger Agreement; Other Agreements."

If I object to the price being offered, will I have dissenters' rights?

        No dissenters' rights are available in connection with the Offer. However, under California law, shareholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the California Corporations Code will have the right to demand dissenters' rights in connection with the Merger. See Section 12—"Purpose of the Offer; Plans for Cost Plus—Dissenters' Rights."

If I decide not to tender, how will the Offer affect my Shares?

        Regardless of whether the Offer is consummated, the Merger will occur subject to the satisfaction of certain conditions, including shareholder approval if required by applicable law. If the Merger is consummated, then shareholders not tendering their Shares in the Offer (other than Parent, Purchaser or Cost Plus or any shareholder who is entitled to and properly demands dissenters' rights under California law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger is consummated, the only difference between tendering your Shares and not tendering your Shares is that if you tender your Shares, you may be paid earlier and you will not be entitled to dissenters' rights. If the Merger does not take place, however, the number of shareholders and the number of Shares that are held by the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, Cost Plus may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See the "Introduction" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On May 8, 2012, the last trading day before we announced the Offer, the last sale price of the common stock of Cost Plus reported on Nasdaq was $17.99 per Share. On May 24, 2012, the last trading day before we commenced the Offer, the last sale price of the common stock of Cost Plus reported on Nasdaq was $21.94 per Share. We encourage you to obtain a recent quotation for the common stock of Cost Plus before deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

Have any shareholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with the execution of the Merger Agreement, affiliates of Red Mountain Capital Partners LLC and Stephens Investments Holdings LLC (the two largest shareholders of Cost Plus) have entered into support and tender agreements with Parent and Purchaser (which we refer to collectively as "Support and Tender Agreements") pursuant to which such shareholders have agreed to tender all their Shares in the Offer upon the terms and subject to the conditions of such agreements and, if requested by Parent, to vote in favor of the Merger, upon the terms and subject to the conditions of such agreements. Such shareholders, together with their affiliates, owned in the aggregate approximately 26% of the outstanding Shares as of May 23, 2012. The Support and Tender Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. See Section 12—"Purpose of the Offer; Plans for Cost Plus."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $22.00 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What is the Top-Up and when could it be exercised?

        If Parent, Purchaser and any of their respective affiliates acquire at least one Share more than 90% of the outstanding Shares, including through the Top-Up, Purchaser will consummate the Merger through the "short form" procedures available under California law. Cost Plus has granted to Purchaser an irrevocable right (which we refer to as the "Top-Up"), which Purchaser will be deemed to have exercised simultaneously with consummation of the Offer, if necessary, to purchase from Cost Plus up to a number of Shares (which we refer to as the "Top-Up Shares") that when added to the number of Shares directly or indirectly owned by Parent and Purchaser at the time of the closing of the Top-Up (assuming that the Offer has occurred), represent at least one Share more than 90% of: (i) the outstanding Shares as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of Shares issuable to holders of DSUs outstanding as of the expiration of the Offer plus (iii) the aggregate number of Shares issuable to holders of Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of Shares issuable to holders of Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Options prior to the termination of the Merger plus (v) the aggregate number of Shares issuable to the holders of Company Equity Awards (other than Options and DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Purchaser under the Top-Up. See Section 11—"The Merger Agreement; Other Agreements", Section 12—"Purpose of the Offer; Plans for Cost Plus" and Section 16—"Certain Legal Matters; Regulatory Approvals."

What will happen to my stock options and my deferred stock units in the Offer?

        The Offer is made only for Shares and is not made for any Options or for any DSUs, including Options or DSUs that were granted under any Cost Plus equity compensation plan. Pursuant to the Merger Agreement, at the earlier of the date of payment for Shares accepted for purchase pursuant to the Offer and the consummation of the Merger, each then outstanding Option, whether or not exercisable, will, without any action on the part of the holders thereof, Cost Plus or Parent, become fully vested and, immediately after the effective time of the Merger, be cancelled and will only entitle the holder thereof to receive, as soon as reasonably practicable following the effective time of the Merger, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the applicable Merger Consideration (as defined below) over (B) the exercise price per share of Shares subject to such Option multiplied by (ii) the number of Shares subject to such Option; however if the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option will be cancelled and terminated without any cash payment or other consideration being made in respect thereof. Pursuant to the Merger Agreement, immediately after the effective time of the Merger, each outstanding DSU will, without any action on the part of the holders thereof, Cost Plus or Parent, become fully vested and cancelled, and will only entitle the holder thereof to receive, as soon as reasonably practicable following the Merger, an amount in cash, without interest, equal to (i) the applicable Merger Consideration multiplied by (ii) the number of Shares subject to such DSU. See Section 11—"The Merger Agreement; Other Agreements."

What are the United States federal income tax consequences of the Offer and the Merger?

        If you are a United States Holder (as defined below), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction to you for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you received for those shares and your adjusted tax basis in the Shares you tender or exchange. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize generally will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger. See Section 5—"Certain United States Federal Income Tax Consequences" for a discussion of United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should I talk to if I have additional questions about the Offer?

        You may call Georgeson Inc., the Information Agent for the Offer, toll-free at (800) 932-9864. Banks and brokers may call collect at (212) 440-9800.

 INTRODUCTION

        Blue Coral Acquisition Corp. (which we refer to as "Purchaser"), a California corporation and a direct wholly owned subsidiary of Bed Bath & Beyond Inc. (which we refer to as "Parent"), a New York corporation, hereby offers to purchase for cash all outstanding shares of common stock, par value $0.01 per share (which we refer to as "Shares"), of Cost Plus, Inc., a California corporation (which we refer to as "Cost Plus"), at a price of $22.00 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this "Offer to Purchase") and in the related letter of transmittal (which we refer to as the "Letter of Transmittal" and which, together with this Offer to Purchase, any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer and the withdrawal rights will expire at 5:00 p.m., New York City time, on June 28, 2012 (which we refer to as the "Expiration Date," unless Purchaser has extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended, will expire, or earlier terminated in accordance with the terms of the Merger Agreement (as defined below)).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 8, 2012 (which we refer to as the "Merger Agreement"), by and among Parent, Purchaser and Cost Plus. The Merger Agreement provides that Purchaser will be merged with and into Cost Plus (which we refer to as the "Merger"), with Cost Plus continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and a wholly owned subsidiary of Parent (which we refer to as the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (which we refer to as the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than (a) Shares owned by Cost Plus or Parent, all of which will be canceled, and (b) Shares that are held by shareholders, if any, who are entitled to and have properly demanded dissenters' rights under the California Corporations Code (which we refer to as the "California Corporations Code")) will be converted into the right to receive the Offer Price (which we refer to as the "Merger Consideration"). The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of options to purchase Shares (which we refer to as "Options") and other equity securities of Cost Plus.

        Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Computershare Inc., as depositary for the Offer (which we refer to as the "Depositary"), and Georgeson Inc., as information agent for the Offer (which we refer to as the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        After careful consideration, the board of directors of Cost Plus (which we refer to as the "Cost Plus Board") has unanimously (1) authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) determined that the terms of the Merger Agreement, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of Cost Plus, (3) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the shareholders of Cost Plus if Section 1101(e) of the California Corporations Code is not satisfied or if the approval of the shareholders is otherwise required by applicable law, (4) recommended that the shareholders of Cost Plus accept the Offer and tender their Shares pursuant to the Offer and, to the extent required by applicable law, vote their Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, (5) resolved that the Merger Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) are exempt from any takeover or anti-takeover laws and (6) authorized, adopted and approved the grant of the Top-Up and the issuance of the Top-Up Shares thereunder.

        A more complete description of the Cost Plus Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in Cost Plus' Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the "Schedule 14D-9") under the United States Securities Exchange Act of 1934, as amended (which, together with the rules and regulations promulgated thereunder, we refer to as the "Exchange Act"), that is being furnished to shareholders in connection with the Offer. Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background of the Offer and Merger; Reasons for Recommendation."

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to the Expiration Date a number of Shares that when added to the number of Shares to be purchased by Purchaser under the Top-Up (as defined below), represent at least one Share more than 90% of: (i) the outstanding Shares as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of Shares issuable to holders of deferred stock units (which we refer to as "DSUs") outstanding as of the expiration of the Offer plus (iii) the aggregate number of Shares issuable to holders of Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of Shares issuable to holders of Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Options prior to the termination of the Merger plus (v) the aggregate number of Shares issuable to the holders of Company Equity Awards (other than Options and DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Purchaser under the Top-Up (which we refer to as the "Minimum Tender Condition"); (b) the expiration or termination of any applicable waiting period (or any extension thereof) to the purchase of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the "HSR Act"); and (c) there not being any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction prohibiting the consummation of the Merger or the Offer, or any law enacted prohibiting or making illegal the consummation of any of the transactions contemplated by the Merger Agreement, that remains in effect. The conditions to which the Offer is subject are described in the Offer to Purchase. See Section 15—"Conditions of the Offer."

        Based on information provided to Purchaser by Cost Plus, as of May 23, 2012, there were 22,515,752 Shares outstanding, 3,946,486 Shares issuable pursuant to outstanding Options with an exercise price less than $22.00 per Share and 75,790 Shares issuable pursuant to outstanding DSUs. Based upon the number of Shares outstanding as of May 23, 2012, the Top-Up would permit Purchaser to close the tender offer based upon the current Shares outstanding with approximately 72% of the Shares being tendered (subject to adjustment in certain circumstances as described in this Offer to Purchase).

        Pursuant to the Merger Agreement, effective upon the initial acceptance for payment by Purchaser of Shares pursuant to the Offer (which we refer to as the "Acceptance Time"), Purchaser is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Cost Plus Board that is equal to the total number of directors on the Cost Plus Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including shares accepted for payment) bears to the number of shares then outstanding, and Cost Plus will cause Parent's designees to be elected or appointed to the Cost Plus Board, including by increasing the number of directors, subject to Cost Plus' certificate of incorporation and bylaws, and seeking and accepting resignations from incumbent directors. From time to time after the Acceptance Time, Cost Plus will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Cost Plus Board, to the fullest extent permitted by applicable law and the rules of Nasdaq. Information concerning Purchaser's designees to the Cost Plus Board is set forth in the Information Statement attached as Annex A to the Schedule 14D-9.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If Purchaser acquires at least one Share more than 90% of the outstanding Shares in the Offer, including pursuant the Top-Up (as defined below), if applicable, Purchaser may consummate the Merger under the California Corporations Code without a shareholders' meeting and without the approval of Cost Plus' other shareholders. In the event that the Minimum Tender Condition is not met, and in certain other circumstances, Cost Plus and Purchaser have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of the voting power of Cost Plus' shareholders in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, except for the addition of the shareholder approval requirement and the inapplicability of the Minimum Tender Condition. See Section 11—"The Merger Agreement; Other Agreements."

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights."

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions set forth in Section 15—"Conditions of the Offer." Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender Condition, which may only be waived with the prior written consent of Cost Plus). Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Date (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (which we refer to as the "SEC"), the staff thereof or the NASDAQ Global Select Market (which we refer to as "Nasdaq") applicable to the Offer; (ii) if (A) the expiration or termination of any applicable waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer or the consummation of the Merger under HSR Act has not occurred or (B) any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction prohibiting the consummation of the Merger or the Offer, or any law enacted prohibiting or making illegal the consummation of any of the transactions contemplated by the Merger Agreement, remains in effect; and (iii) if requested by Cost Plus, and if the Offer conditions have not been satisfied or waived, on one or more occasions, in consecutive increments of up to five business days, for an aggregate period of time of not more than ten business days. We may also choose to extend the Offer, on one or more occasions, in increments of between two and ten business days each, until such time as the conditions of the Offer have been met. In any case, we will not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by Cost Plus in connection with the adoption of the Merger Agreement (which we refer to as the "Proxy Statement"), including by informing Cost Plus that it does not intend to review the Proxy Statement (which we refer to as the "Proxy Statement Clearance Date") and (iii) November 9, 2012. We may elect to provide for a "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act, beginning after we have purchased Shares tendered during the Offer. We do not currently intend to provide for a subsequent offering period, although we reserve the right to do so.

        If at any then-scheduled Expiration Date (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer. In addition, Cost Plus may cause Purchaser to irrevocably and unconditionally terminate the Offer if at any then-scheduled Expiration Date from and after 5:00 p.m., New York City time on July 23, 2012 (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date. If the Offer is terminated as described in this paragraph, Cost Plus will proceed with and take all actions necessary to hold the shareholders' meeting to approve the Merger in accordance with the terms of the Merger Agreement.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the Offer, on any then-scheduled Expiration Date, if any of the conditions set forth in Section 15—"Conditions of the Offer" have not been satisfied, (ii) to waive any condition to the Offer (other than the Minimum Tender Condition) or (iii) modify the terms of the Offer, including by increasing the Offer Price, in each case, in all cases (i) through (iii), Purchaser may do so by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Without prior written approval from Cost Plus, Purchaser may not modify the terms of the Offer to (A) reduce the number of Shares sought to be purchased in the Offer, (B) reduce the Offer Price, (C) change the form of consideration payable in the Offer, (D) amend, modify or waive the Minimum Tender Condition, (E) add to the Offer conditions or amend, modify or supplement any Offer condition in a manner materially adverse to any holder of Shares, or (F) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in accordance with the terms of the Merger Agreement.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to shareholders and investor response. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, and will consist of the time period from 12:01 AM through 12:00 midnight, New York City time.

        Cost Plus has provided Purchaser with Cost Plus' shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Cost Plus' shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (which we refer to as the "Share Certificates") or confirmation (which we refer to as a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (which we refer to as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times (including following the consummation of the Merger) depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any extension of the Offer or delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a Cost Plus shareholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, what we refer to as an "Eligible Institution" and collectively what we refer to as "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

        i.      such tender is made by or through an Eligible Institution;

        ii.     a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        iii.    the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. Pursuant to the Merger Agreement, Shares delivered by a Notice of Guaranteed Delivery do not need to be counted by Purchaser toward the satisfaction of the Minimum Tender Condition and therefore it is preferable for shares to be tendered by the other methods described herein.

        The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal (or delivering an Agent's Message in the case of Book-Entry Transfer) as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Cost Plus' shareholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 24, 2012, which is the 60th day after the commencement of the Offer, unless such Shares have been accepted for payment by Purchaser pursuant to the Offer.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded.    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a general summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank, insurance company, or other financial institution;

  •
  a tax-exempt organization;

  •
  a retirement plan or other tax-deferred account;

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  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

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  a mutual fund;

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  a real estate investment trust;

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  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects mark-to-market treatment;

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  a holder of Shares subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a "United States Holder" (as defined herein) that has a functional currency other than the United States dollar;

  •
  "controlled foreign corporations," "passive foreign investment companies," or corporations that accumulate earnings to avoid United States federal income tax;

  •
  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

  •
  a United States expatriate; or

  •
  any holder of Shares that entered into a Support and Tender Agreement as part of the transactions described in this Offer to Purchase.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (which we refer to as "IRS") with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of Shares who demand dissenters' rights under California law.

        THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE OFFER AND THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

        For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

        A "non-United States Holder" is any beneficial owner of Shares that is not a United States Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder is urged to consult its tax advisor regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

  Certain Tax Consequences of the Offer and the Merger to United States Holders

        The exchange of Shares for cash pursuant to the Offer or the exchange of Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received in exchange for such Shares and such United States Holder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder's holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a reduced rate of United States federal income tax. There are limitations on the deductibility of capital losses.

  Certain Tax Consequences of the Offer and the Merger to Non-United States Holders

        Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax unless:

  •
  the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met; or

  •
  the gain is effectively connected with the non-United States Holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

  •
  Cost Plus is or has been a United States real property holding corporation ("USRPHC") for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the Shares or the period that the non-United States Holder held Shares.

        Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

        With respect to the third bullet point above, the determination whether Cost Plus is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. No determination has been made as to whether Cost Plus is or has been a USRPHC for United States federal income tax purposes during the time period described in the third bullet point above. Because the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if Cost Plus constitutes a USRPHC, any gain realized on the receipt of cash for Shares in the Offer or pursuant to the Merger generally will be subject to United States federal income tax only if the non-United States Holder held (actually or constructively) more than five percent of the Shares at any time during the five-year period ending on the date of exchange of the Shares.

  Backup Withholding

        All payments to which a holder would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless such holder (i) is a corporation, a non-United States Holder or another exempt recipient; or (ii) provides a taxpayer identification number ("TIN") and certifies that no loss of exemption from backup withholding has occurred. A United States Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. A non-United States Holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient.

        If a United States Holder does not provide a correct TIN, such United States Holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder's United States federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a United States federal income tax return in a timely manner. Holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

        THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER OR EXCHANGING THEIR SHARES FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

6.     Price Range of Shares; Dividends.

        The Shares are listed on Nasdaq under the symbol "CPWM." The Shares have been listed on Nasdaq since April 4, 1996.

        The following table sets forth for the indicated periods the high and low sales prices per Share as reported on Nasdaq.

	High	Low
Year Ending February 2, 2013:
First Quarter	$20.06	$12.50
Second Quarter (through May 24, 2012)	$21.97	$17.46
Year Ended January 28, 2012:
First Quarter	$11.65	$8.21
Second Quarter	$11.17	$8.30
Third Quarter	$8.96	$5.60
Fourth Quarter	$13.54	$7.10
Year Ended January 29, 2011:
First Quarter	$5.98	$1.10
Second Quarter	$5.94	$2.87
Third Quarter	$5.43	$2.63
Fourth Quarter	$12.88	$5.01

        On May 8, 2012, the last trading day before we announced the Offer, the last sale price of the common stock of Cost Plus reported on Nasdaq was $17.99 per Share. On May 24, 2012, the last trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on Nasdaq was $21.94 per Share.

  Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        Cost Plus has never declared or paid any cash dividends on its capital stock. In addition, under the terms of the Merger Agreement, Cost Plus is not permitted to declare or pay dividends in respect of Shares unless approved in advance by Parent in writing.

7.     Certain Information Concerning Cost Plus.

        The following description of Cost Plus and its business has been taken from Cost Plus' Annual Report on Form 10-K for the fiscal year ended January 28, 2012, and is qualified in its entirety by reference to such report.

        General.    Cost Plus is a California corporation formed in November 1946. Cost Plus is a leading specialty retailer of casual home furnishings and entertaining products in the United States. As of January 28, 2012, Cost Plus operated 258 stores under the names "World Market," "Cost Plus World Market," "Cost Plus Imports" and "World Market Stores" in 30 states. Cost Plus World Market's business strategy is to differentiate itself by offering a large and ever-changing selection of unique products, many of which are imported, at value prices in an exciting shopping environment. Many of Cost Plus World Market's products are proprietary or private label, often incorporating the Cost Plus' own designs, "World Market" brand name, quality standards and specifications and typically are not available at department stores or other specialty retailers. Cost Plus' stores are located predominantly in high traffic metropolitan, urban and suburban locales. During the fiscal year ended January 28, 2012, Cost Plus closed five stores and relocated one store. All of the stores closed during fiscal 2011 are included in continuing operations, and four of the five store closures had no lease exit costs because their leases had expired.

        Available Information.    Cost Plus is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Cost Plus' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Cost Plus' securities, any material interests of such persons in transactions with Cost Plus, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Cost Plus' shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contain reports and other information regarding issuers that file electronically with the SEC. Cost Plus also maintains a website at http://www.worldmarket.com. The information contained in, accessible from or connected to Cost Plus' website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Cost Plus' filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.     Certain Information Concerning Parent and Purchaser.

        Purchaser.    Blue Coral Acquisition Corp., a California corporation, or Purchaser, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Cost

Plus. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into Cost Plus and will cease to exist, with Cost Plus continuing as the Surviving Corporation. The business address for Purchaser is: 650 Liberty Avenue, Union, New Jersey 07083. The business telephone number for Purchaser is 908-688-0888.

        Parent.    Bed Bath & Beyond Inc., a New York corporation, or Parent, was founded in 1971. Parent is a chain of retail stores, operating under the names Bed Bath & Beyond ("BBB"), Christmas Tree Shops ("CTS"), Harmon and Harmon Face Values ("Harmon") and buybuy BABY. In addition, Parent is a partner in a joint venture which operates two stores in the Mexico City market under the name "Home & More." Parent sells a wide assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products. Parent offers a breadth and depth of selection in most of its product categories that exceeds what is generally available in department stores or other specialty retail stores. The business address for Parent is: 650 Liberty Avenue, Union, New Jersey 07083. The business telephone number for Parent is 908-688-0888.

        See Section 9—"Source and Amount of Funds."

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and, as applicable, the executive officers of Parent and Purchaser, and the control persons of Parent and Purchaser, are set forth in Schedule I. None of Parent and Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities listed in Schedule I beneficially own or has a right to acquire any Shares or any other equity securities of Cost Plus, and (ii) none of Parent and Purchaser nor, to the knowledge of the Parent and Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Cost Plus during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cost Plus and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and Cost Plus or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent and Purchaser nor, to the knowledge of Purchaser, any of the persons or entities listed in Schedule I, on the one hand, and Cost Plus or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        Purchaser estimates that it will need up to $583.8 million to purchase all of the issued and outstanding Shares, including 3,946,486 Shares issuable pursuant to outstanding Options for which the exercise price is less than $22.00 per Share and 75,790 Shares issuable pursuant to outstanding DSUs, and $14.5 million to pay related fees and expenses. Purchaser will use cash provided by Parent from Parent's cash on hand sufficient to make such payments. Parent's cash on hand will also be sufficient to pay the applicable Merger Consideration to holders of Shares who did not tender their Shares in the Offer upon consummation of the Merger.

        We do not believe that Purchaser's financial condition is relevant to a shareholder's decision whether to tender Shares and accept the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) if the Offer is consummated, Parent will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer, and (iv) the Offer is not subject to any financing condition.

10.   Background of the Offer; Past Contacts or Negotiations with Cost Plus.

        Parent regularly evaluates various strategic opportunities to expand and diversify its operations and enhance shareholder value, including potential strategic relationships and strategic acquisitions of other companies and additional product lines and assets. As part of this ongoing evaluation process, Parent identified Cost Plus as a potential candidate for a strategic relationship.

        In October of 2009, the financial advisor to Cost Plus, Peter J. Solomon Company (which we refer to as "PJSC"), as part of a review of strategic alternatives by Cost Plus, approached several potential partners identified by PJSC, including Parent, concerning a possible strategic equity investment in or potential strategic partnership with Cost Plus. On October 14, 2009, Parent and Cost Plus entered into a confidentiality agreement and Parent attended a management presentation prepared by Cost Plus' management, with the assistance of PJSC, providing a business overview of Cost Plus. Parent subsequently informed PJSC that it was interested in pursuing a strategic relationship with Cost Plus relating to a "store-within-a-store" concept.

        During 2010, Parent and Cost Plus discussed and negotiated the terms of this strategic relationship in which Cost Plus would provide Parent with product and merchandising support, focused on testing the viability of expanded food and beverages departments within Parent's stores. On June 4, 2010, Parent and Cost Plus entered into a second confidentiality agreement. In the fall of 2010, Parent opened "World Market" food and beverages departments within three of Parent's stores (which we refer to as the "In-Store Test Program"). These departments were successful, both in terms of customer reaction and sales performance. As a result, the In-Store Test Program was expanded to a fourth store in late 2011. From time to time, the parties spoke informally about the possible expansion of their strategic relationship, but no formal proposals were made.

        On January 16, 2012, Barry Feld, President and Chief Executive Officer of Cost Plus, spoke by telephone with Steven Temares and Gene Castagna, the Chief Executive Officer and Chief Financial Officer of Parent, to arrange a meeting to discuss the possible expansion of the In-Store Test Program. In preparation for such meeting and in anticipation of informing Mr. Feld of Parent's interest in a possible acquisition of Cost Plus, Messrs. Temares and Castagna consulted with Goldman, Sachs & Co. (which we refer to as "Goldman Sachs"), financial advisor to Parent, to preliminarily evaluate a possible acquisition of Cost Plus. On January 31, 2012, senior management of Parent met with representatives of Goldman Sachs to discuss the financial aspects of a possible acquisition of Cost Plus.

        On February 2, 2012, Mr. Feld met with Mr. Temares, Mr. Castagna and other representatives of Parent, at which time Messrs. Temares and Castagna raised the possibility of a business combination with Cost Plus. This discussion was preliminary in nature and neither price nor the material terms of a potential transaction were discussed at this meeting. Mr. Temares indicated (i) that Parent's interest in exploring a possible acquisition of Cost Plus was contingent on it being discussed on a confidential basis, (ii) that Parent would not engage in discussions if it would be used as a "stalking horse" in a sale process, and (iii) that Parent required any possible acquisition be negotiated and completed quickly. These positions were reiterated by Mr. Temares during a telephone conversation with Mr. Feld on February 8, 2012.

        On February 29, 2012, at the next meeting of the board of directors of Parent that followed the February 2, 2012 meeting with Mr. Feld, Messrs. Temares and Castagna and other members of Parent's management informed Parent's board of directors of their recent discussions with Mr. Feld regarding a potential acquisition of Cost Plus by Parent. The board of directors of Parent authorized management to continue discussions with Cost Plus and requested that management further analyze the business rationale for such a transaction.

        On March 1, 2012, Mr. Feld informed Mr. Temares that the Cost Plus Board discussed the possibility of a business combination with Parent, formed a special committee, and had authorized the engagement of PJSC as its financial advisor in connection with assessing strategic alternatives for Cost Plus, including a sale to Parent.

        On March 19, 2012, Parent and Cost Plus executed a third confidentiality agreement allowing for the conduct of due diligence involving non-public information, and pursuant to which Parent agreed, subject to certain exceptions, to a customary provision providing that Parent would not pursue an acquisition of Cost Plus without the approval of the Cost Plus Board. Around the same time, Parent initiated its due diligence review of Cost Plus with the support of its legal, financial and accounting advisors. As part of the diligence process, Cost Plus and its representatives provided Parent with certain information regarding its business and operations. At this time, the Cost Plus Board of directors and senior management were completing their review of Cost Plus' financial results for the fiscal year ended January 28, 2012. Mr. Feld informed Mr. Temares that any further discussions regarding the potential transaction would continue following the finalization of Cost Plus' financial statements for the fiscal year ended January 28, 2012 and the public announcement of those results.

        On March 22, 2012, Cost Plus issued a press release regarding its fourth quarter and full year sales and earnings data for fiscal 2011 in which it also provided initial guidance for the first quarter and full year of fiscal 2012.

        On March 27, 2012, Mr. Feld informed Mr. Temares that Cost Plus was further evaluating a potential business combination between Cost Plus and Parent and that the potential transaction would be discussed at the next meeting of the Cost Plus Board.

        On April 11, 2012 and April 12, 2012, Mr. Temares and Mr. Castagna met in Oakland, California, to attend management presentations prepared by Cost Plus' management and PJSC, including in connection with the potential transaction. Messrs Temares and Castagna also met separately with Mr. Feld, Jane Baughman, Chief Financial Officer of Cost Plus, Jeffrey Turner, Chief Information Officer of Cost Plus, and representatives of PJSC to further explore the possible acquisition of Cost Plus by Parent.

        In mid-April, 2012, Parent formally selected Goldman Sachs as its financial advisor in connection with the possible acquisition of Cost Plus.

        On April 17, 2012, during a telephone conversation between Messrs Feld and Temares, Mr. Temares reaffirmed Parent's interest in pursuing an acquisition of Cost Plus.

        Also on April 17, 2012, Parent instructed Proskauer Rose LLP (which we refer to as "Proskauer"), Parent's legal advisor, to draft a form of merger agreement that would accompany an offer letter anticipated to be delivered to Cost Plus on or prior to April 27, 2012.

        On April 26, 2012, Parent's board of directors met telephonically, together with members of management, representatives of Goldman Sachs and Proskauer, to consider making an offer to acquire Cost Plus. At the meeting, Parent's board of directors received an update on the status of the discussions between the management teams of Parent and Cost Plus and the due diligence findings to-date. Parent's board of directors also discussed with its advisors the financial and legal aspects of a possible acquisition of Cost Plus, including the key terms of the proposed merger agreement. Parent's board of directors instructed management to continue to engage in discussions with Cost Plus concerning the potential acquisition and authorized Parent's management to make a non-binding offer to purchase Cost Plus.

        On April 27, 2012, Parent sent a non-binding offer letter and an initial draft of the merger agreement to PJSC, in which Parent proposed to acquire all outstanding shares of Cost Plus common stock for $21.50 per share, in cash. The offer letter stressed Parent's ability to move quickly, noting that it had sufficient cash on hand and therefore did not require any financing contingency and had the personnel and resources available to perform due diligence and fully negotiate the merger agreement in less than two weeks. The draft merger agreement provided for, among other things: (i) a tender offer with a second step merger, with ability to terminate the tender offer under certain circumstances to proceed with a one-step merger, (ii) a no-shop provision with a fiduciary out for superior proposals, (iii) a termination fee equal to 4% of the aggregate consideration generally, (iv) a termination fee of 1.5% of the aggregate consideration in the event Cost Plus was unable to obtain the requisite shareholder approval of the merger agreement and the transactions contemplated thereby, including the merger, and (v) a request that certain shareholders (including members of Cost Plus' senior management) of Cost Plus execute support and tender agreements in favor of Parent.

        During the period between April 27, 2012 and May 1, 2012, representatives of PJSC and Goldman Sachs engaged in negotiations regarding the price per share proposed by Parent in its offer letter and certain terms contained in the initial draft of the merger agreement.

        On May 1, 2012, following multiple conversations among representatives of PJSC and Goldman Sachs during which representatives of PJSC informed representatives of Goldman Sachs that the Cost Plus Board would not proceed with a transaction at the $21.50 price, representatives of Goldman Sachs informed representatives of PJSC that Parent had agreed to increase its offer to $22.00 per share and was not willing to increase the price further. Representatives of Goldman Sachs also informed representatives of PJSC that Parent would withdraw its offer if Cost Plus did not respond to this final offer by noon on May 2, 2012.

        Following this discussion, the special committee of the Cost Plus Board met on May 1, 2012 to discuss the status of the negotiations. After this meeting, representatives of PJSC informed representatives of Goldman Sachs that Cost Plus agreed to continue negotiations with respect to the proposed acquisition on the basis of a price of $22.00 per share.

        From May 2, 2012 through May 6, 2012, Cost Plus' and Parent's respective negotiating teams, including Proskauer and Skadden, Arps, Slate, Meagher and Flom LLP (which we refer to as "Skadden"), legal advisor to Cost Plus, discussed and negotiated the outstanding issues with respect to the terms of the proposed transaction, including (i) whether Cost Plus would be entitled to solicit additional bids during a go-shop period, (ii) the amount of the termination fee payable by Cost Plus and (iii) various non-economic terms relating to the proposed transaction, including the timing of closing and whether a termination fee would be payable in the event Cost Plus was unable to obtain the requisite shareholder vote to adopt the merger agreement and approve the merger. On May 4, 2012, during a conference call between representatives of Proskauer and representatives of Skadden, Proskauer informed Skadden that Parent was not prepared to agree to a go-shop provision, which they viewed as unnecessary under California law. During this time, Parent and its representatives continued to perform their legal and financial due diligence review of Cost Plus' business and operations.

        On May 6, 2012, the Cost Plus Board met to discuss further the potential transaction. Following the Cost Plus Board meeting, representatives of Skadden informed representatives of Proskauer that Cost Plus was willing to proceed with the transaction without a go-shop provision, provided that (i) the termination fee was lowered to $16.25 million (which represented approximately 2.97% of equity value), (ii) the tender offer period was extended so that it would not expire until 50 days following the execution of the merger agreement, to provide for additional time for possible competing offers from third parties for Cost Plus, and (iii) the 1.5% termination fee requested by Parent in the event Cost Plus was unable to obtain the requisite shareholder approval of the merger agreement and the transactions contemplated thereby, was changed to an expense reimbursement obligation of up to $1.5 million, payable under certain circumstances. On May 7, 2012, Parent agreed to proceed with the proposed transaction on the basis of this proposal.

        On May 7, 2012 and May 8, 2012, representatives of Parent and Cost Plus, together with their legal advisors, finalized the merger agreement. During the same time, Parent and representatives of Stephens Investments Holdings LLC and of Red Mountain Capital Partners II, L.P. and Red Mountain Capital Partners III, L.P. negotiated and finalized the respective support and tender agreements, and Parent informed Cost Plus that it would not require members of Cost Plus senior management to sign support and tender agreements.

        In the early afternoon of May 8, 2012, the board of directors of Parent convened a special meeting, together with Parent's management and outside legal and financial advisors. During this meeting, management presented its final due diligence findings regarding Cost Plus, Proskauer summarized the material terms of the proposed merger agreement and the support and tender agreements, as well as certain legal aspects related to the proposed transaction, and representatives of Goldman Sachs reviewed for Parent's directors certain financial aspects of the proposed transaction. Parent's board of directors discussed, among other things, the business rationale for the acquisition of Cost Plus, the results of the due diligence review, and the terms of the proposed transaction. Following such discussions, Parent's board of directors, by unanimous vote, authorized, approved and declared advisable the Merger Agreement, the offer, the merger and other transactions contemplated thereby, and the Support and Tender Agreements.

        Also on May 8, 2012, the special committee of the Cost Plus Board along with the other members of the Cost Plus Board held a joint meeting, together with representatives from PJSC and Skadden, to discuss the proposed transaction. Following such discussions, the special committee unanimously recommended that the entire Cost Plus Board approve the proposed transaction. Acting on the recommendation of the special committee, the entire Cost Plus Board unanimously authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, the offer, the merger and the other transactions contemplated thereby, and resolved to recommend that the shareholders of Cost Plus tender their Shares pursuant to the offer, and if necessary, adopt the Merger Agreement and approve the merger.

        After the close of business on May 8, 2012, Parent, Purchaser and Cost Plus executed the Merger Agreement, and Parent, Purchaser and the respective parties thereto executed the Support and Tender Agreements.

        On the morning of May 9, 2012, Parent and Cost Plus issued a joint press release announcing the proposed transaction.

        The information set forth above regarding Cost Plus was provided by Cost Plus, and none of Parent, Purchaser nor any of their representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. For a review of Cost Plus' additional activities relating to these contacts, please refer to the Schedule 14D-9 being mailed to shareholders contemporaneously with the Offer to Purchase.

        On May 25, 2012, Purchaser commenced the Offer.

        For information on the Merger Agreement and the other agreements between Cost Plus and Purchaser and their respective related parties, see Section 8—"Certain Information Concerning Parent and Purchaser," Section 9—"Source and Amount of Funds," and Section 11—"The Merger Agreement, Other Agreements."

11.   The Merger Agreement; Other Agreements.

  The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, and were made solely for the benefit of the parties to the Merger Agreement. Further, the representations and warranties in the Merger Agreement are not intended as a statement of fact but may instead represent an allocation among the parties to the Merger Agreement of the risks associated with particular matters regardless of the knowledge of any of the parties to the Merger Agreement. Such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by shareholders of, or other investors in, Cost Plus. Cost Plus' shareholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Cost Plus, Parent, Purchaser or any of their respective subsidiaries or affiliates. Disclosures about Cost Plus and Parent contained in public reports filed with the SEC may supplement, update or modify the disclosures contained in the Merger Agreement.

        The Merger Agreement contains representations and warranties that Cost Plus, Parent and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Cost Plus, Parent and Purchaser in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk among Cost Plus, Parent and Purchaser rather than establishing matters as facts.

  The Offer

        The Merger Agreement provides that Purchaser will commence the Offer on or before May 30, 2012, and that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Conditions of the Offer," Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not withdrawn promptly following the applicable expiration date of the Offer. The Offer will initially be scheduled to expire at 5:00 p.m., New York City time on June 28, 2012.

        Terms and Conditions of the Offer.    The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions of the Offer." The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Purchaser only with the prior written consent of Cost Plus. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise expressly provided in the Merger Agreement or previously approved by Cost Plus in writing, Purchaser will not, and Parent will not permit Purchaser to, (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer conditions or amend, modify or supplement any Offer condition in a manner materially adverse to any holder of Shares or (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of the Merger Agreement.

        Extensions of the Offer.    Parent and Purchaser have agreed to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer, and, if the waiting period applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) has neither expired nor terminated, or if there is any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction prohibiting the consummation of the Merger or the Offer, or any law enacted prohibiting or making illegal the consummation of any of the transactions contemplated by the Merger Agreement that remains in effect, Parent and Purchaser will extend the offer in consecutive increments of up to ten business days until such Offer conditions have been satisfied. Purchaser may in its sole discretion extend the Offer on one or more occasions in consecutive increments of between two and ten business days each if on any then-scheduled expiration date of the Offer any of the Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser). Parent and Purchaser have agreed that if on any then-scheduled expiration date of the Offer, subject to Parent's right to terminate the Merger Agreement, any of the Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser), then to the extent requested by Cost Plus no less than two business days prior to such expiration date, Purchaser must extend the Offer on one or more occasions in consecutive increments of up to five business days up to an aggregate period of not more than ten business days. Purchaser will not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the Proxy Statement Clearance Date and (iii) November 9, 2012. We may elect to provide for a "subsequent offering period" in accordance with Rule 14d-11 of the Exchange Act, beginning after we have purchased Shares tendered during the Offer. We do not currently intend to provide for a subsequent offering period, although we reserve the right to do so.

        If at any then-scheduled Expiration Date (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer. In addition, Cost Plus may cause Purchaser to irrevocably and unconditionally terminate the Offer if at any then-scheduled Expiration Date from and after 5:00 p.m., New York City time on July 23, 2012 (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date. If the Offer is terminated as described in this paragraph, Cost Plus will proceed with and take all actions necessary to hold the shareholders' meeting to adopt the Merger Agreement in accordance with the terms of the Merger Agreement.

  Recommendation

        Cost Plus has represented in the Merger Agreement that the Cost Plus Board has, at a meeting duly called and held, unanimously (i) determined that it is in the best interests of Cost Plus and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms and conditions contained in the Merger Agreement, (iii) directed that Cost Plus submit the adoption of the Merger Agreement to a vote at a meeting of the shareholders of Cost Plus in accordance with the terms of the Merger Agreement, unless the adoption of the Merger Agreement by the shareholders of Cost Plus is not required by applicable law, (iv) resolved to recommend that the shareholders of Cost Plus accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (v) irrevocably approving for all purposes each of Parent, Purchaser and their respective affiliates with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from, and to elect for Cost Plus, Parent, Purchaser and their respective affiliates not to be subject to, any "moratorium," "control share acquisition," "business combination," "fair price" or other similar anti-takeover laws of any jurisdiction that may purport to be applicable to Cost Plus, Parent, Purchaser or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing and any takeover-related provision in Cost Plus' articles of incorporation or bylaws and (vi) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder. We refer to the recommendation in clause (iv) above as the "Company Recommendation."

  Cost Plus' Board of Directors

        Pursuant to the Merger Agreement, effective at the Acceptance Time, Parent is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Cost Plus Board that is equal to the total number of directors on the Cost Plus Board (giving effect to the directors elected or appointed as described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and Purchaser (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding, and Cost Plus will cause Parent's designees to be elected or appointed to the Cost Plus Board, including by increasing the number of directors, subject to Cost Plus' certificate of incorporation and bylaws, and seeking and accepting resignations from incumbent directors. At such time, Cost Plus will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Cost Plus Board, to the fullest extent permitted by applicable law and the rules of Nasdaq.

  Top-Up

        Pursuant to the Merger Agreement, Cost Plus granted to Purchaser an irrevocable right to purchase up to a number of additional Shares at a price per share equal to the Offer Price that, when added to the number of Shares owned directly or indirectly by Parent and Purchaser at the time of such exercise, will constitute one Share more than 90% of (i) the outstanding Shares as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of Shares issuable to holders of DSUs outstanding as of the expiration of the Offer plus (iii) the aggregate number of Shares issuable to holders of Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of Shares issuable to holders of Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Options prior to the termination of the Merger Agreement plus (v) the aggregate number of Shares issuable to the holders of equity awards outstanding as of the expiration of the offer plus (vi) the number of shares to be purchased by Purchaser under the Top-Up. The Top-Up is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to California's short-form merger statute. Purchaser is required to exercise the Top-Up if the number of Shares validly tendered in the Offer, and not validly withdrawn, when added to the number of Shares directly or indirectly owned by Parent and Purchaser, would not represent at least one Share more than 90% of (i) the outstanding Shares as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of Shares issuable to holders to DSUs outstanding as of the expiration of the Offer plus (iii) the aggregate number of Shares issuable to holders of Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of Shares issuable to holders of Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Options prior to the termination of the Merger Agreement plus (v) the aggregate number of Shares issuable to the holders of equity awards outstanding as of the expiration of the offer plus (vi) the number of shares to be purchased by Purchaser under the Top-Up. Simultaneously with, or as soon as reasonably practicable after, the consummation of the Offer, Purchaser will pay to Cost Plus the purchase price owed by Purchaser to Cost Plus to purchase that number of newly issued, fully paid and nonassessable Shares required to effect the Top-Up, at Purchaser's option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued shares of Cost Plus common stock and (y) executing and delivering to Cost Plus a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash.

        If, following the closing of the Offer, Parent, Purchaser and their affiliates own at least one share more than 90% of the outstanding Shares, Parent, Purchaser and Cost Plus will take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of shareholders of Cost Plus in accordance with Section 1110 of the California Corporations Code.

  The Merger

        The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the California Corporations Code, at the Effective Time:

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  Purchaser will be merged with and into Cost Plus and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

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  Cost Plus will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Parent; and

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  All of the property, rights, privileges, immunities, powers and franchises of Cost Plus and Purchaser will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Cost Plus and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

        In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after the receipt of the Shareholder Approval (as defined below).

        Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.    At the Effective Time, (i) Cost Plus' articles of incorporation as in effect immediately prior to the Effective Time will be amended as to read in its entirety as the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be Cost Plus, Inc., and the provision in the articles of incorporation of Purchaser naming its incorporator will be omitted and (ii) Cost Plus' bylaws will be amended to read in its entirety as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be Cost Plus, Inc. and as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation. The officers of Cost Plus immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

        Merger Closing Conditions.    The obligations of Parent and Purchaser, on the one hand, and Cost Plus, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

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  the affirmative vote of holders of a majority in voting power of the outstanding Shares, voting together as a single class at a shareholders' meeting or any adjournment or postponement thereof to adopt the Merger Agreement (the "Shareholder Approval") will have been obtained, if required by applicable law;

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  no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in any other jurisdiction outside of the United States in which Cost Plus or any of its subsidiaries, or Parent or any of its subsidiaries, engage in business activities that prohibits the consummation of the Merger will have been issued and remain in effect, and no law will have been enacted, issued, enforced, entered, or promulgated and remains in effect that prohibits or makes illegal the consummation of the Merger;

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  unless the Offer has closed, (i) all applicable waiting periods under the HSR Act with respect to the Merger will have expired or been terminated, (ii) all consents required under any other antitrust law will have been obtained or any applicable waiting period thereunder will have expired or been terminated, (iii) all other consents, approvals and authorizations of any governmental entity required of Parent, Cost Plus or any of their subsidiaries to consummate the Merger, the failure of which to be obtained, individually or in the aggregate, would have a

    Material Adverse Effect (as defined below) on Cost Plus or could reasonably be expected to prevent, delay or impair in any material respect Parent's or Purchaser's ability to consummate the Merger, will have been obtained and will be in full force and effect and (iv) the conditions of any agreement entered into by any party with any governmental entity the effect of which is to prohibit the Merger pending the completion of the governmental entity's review or investigation of the Merger will have been satisfied or waived in accordance with the terms thereof; and

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  Purchaser will have accepted for payment the Shares validly tendered and not validly withdrawn pursuant to the Offer, unless the Offer Termination (as defined below) will have occurred. The termination of the Offer pursuant to Section 1.01(f) of the Merger Agreement is referred to as the "Offer Termination."

        Solely if the Offer Termination has occurred or the Offer closing has not occurred, the obligations of Parent and Purchaser, on the one hand, and Cost Plus, on the other hand, to complete the Merger will be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of certain additional conditions, as described in the Merger Agreement.

        Merger Consideration.    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent or Purchaser immediately prior to the Effective Time, or Shares owned by any shareholder of Cost Plus who is entitled to and properly demands its dissenters' rights under California Corporations Code, will automatically be converted into the right to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes. All Shares converted into the right to receive the Merger Consideration will automatically be canceled and cease to exist.

        Payment for Cost Plus Shares.    Before the Merger, Parent will designate a bank or trust company reasonably acceptable to Cost Plus to make payment of the Merger Consideration (which we refer to as the "Paying Agent"). At or prior to the Effective Time, Parent will cause to be deposited, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration to the shareholders.

        As promptly as reasonably practicable after the Effective Time, Parent will cause the Paying Agent to mail to each holder of record of Share Certificates a letter of transmittal and instructions for use in effecting the surrender of Share Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the shareholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and any other items specified by the Paying Agent; provided, however, that any holder of book-entry Shares will not be required to deliver a Share Certificate or a letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The Surviving Corporation will reduce the amount of any Merger Consideration paid to the shareholders by any applicable withholding taxes.

        If any cash deposited with the Paying Agent is not claimed within 6 months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Share Certificates who have not theretofore complied with Share Certificate exchange procedures in the Merger Agreement will, subject to any abandoned property, escheat or similar law, thereafter look only to Parent for, and Parent will remain liable for, payment of their claims for the Merger Consideration that remain unpaid at the Effective Time and that are due to any such holder.

        The transmittal instructions will include instructions if the shareholder has lost the Share Certificate or if it has been stolen or destroyed. The shareholder will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in a reasonable amount that Parent or the Paying Agent directs as indemnity against any claim that may be made against it in respect of the Share Certificate.

  Treatment of Cost Plus Equity Awards

        At the earlier of the date of payment for Shares accepted for purchase pursuant to the Offer and the consummation of the Merger, each then outstanding Option, whether or not exercisable, will, without any action on the part of the holders thereof, Cost Plus or Parent, become fully vested and, immediately after the Effective Time, be cancelled and will only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the applicable Merger Consideration over (B) the exercise price per share of Shares subject to such Option multiplied by (ii) the number of Shares subject to such Option; however, if the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option will be cancelled and terminated without any cash payment or other consideration being made in respect thereof.

        Immediately after the Effective Time, each outstanding DSU will, without any action on the part of the holders thereof, Cost Plus or Parent, become fully vested and cancelled, and will only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to (i) the applicable Merger Consideration multiplied by (ii) the number of Shares subject to such DSU at the Effective Time.

  Representations and Warranties

        The Merger Agreement contains representations and warranties of Cost Plus, Parent and Purchaser.

        Some of the representations and warranties in the Merger Agreement made by Cost Plus are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an "Effect") that, individually or together with one or more other contemporaneous Effect, (i) is or would reasonably be expected to prevent Cost Plus from performing its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement by November 9, 2012, or (ii) has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of Cost Plus and its subsidiaries, taken as a whole; provided, however, for purposes of clause (ii) above, a "Material Adverse Effect" will not be deemed to include Effects (and solely to the extent of such Effects) resulting from:

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  changes generally affecting the economy, financial or securities markets or political, geopolitical or regulatory conditions, if such changes do not affect Cost Plus and its subsidiaries in a materially disproportionate adverse manner relative to other participants in the industries in which Cost Plus and its subsidiaries primarily operate;

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  general changes or developments in the industries in which Cost Plus and its subsidiaries primarily operate, if such changes do not adversely affect Cost Plus and its subsidiaries in a materially disproportionate adverse manner, taken as a whole, relative to other participants in such industry;

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  any national or international political conditions, outbreak or escalation of armed hostilities, insurrection or war, any acts of terrorism or sabotage, to the extent that they do not materially disproportionately adverse affect Cost Plus and its subsidiaries, taken as a whole, relative to other participants in the geographic area or industry in which Cost Plus primarily operates;

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  changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, if such change does not adversely affect Cost Plus and its subsidiaries in a materially disproportionate adverse manner relative to other participants in the geographic area or industry in which Cost Plus primarily operates;

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  any change in GAAP or the interpretation thereof, if such change does not adversely affect Cost Plus and its subsidiaries in a disproportionate manner relative to other participants in such industry in which Cost Plus primarily operates;

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  any termination of, reduction in or similar materially negative impact on relationships with material customers, suppliers, distributors, or partners of Cost Plus and its subsidiaries directly related to the announcement or pendency of the Merger Agreement, the Offer or the Merger;

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  any proceeding by any of Cost Plus' shareholders arising out of, concerning or related to the Merger Agreement, the Offer or the Merger (arising after the date of the Merger Agreement);

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  fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters to the extent that they do not disproportionately affect Cost Plus and Cost Plus subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which Cost Plus primarily operates; or

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  any failure by Cost Plus to meet any published analyst estimates or expectations of Cost Plus's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Cost Plus to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account in determining whether there has been a Material Adverse Effect).

        In the Merger Agreement, Cost Plus has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to Cost Plus and its subsidiaries, such as organization, standing and corporate power;

  •
  restated articles of incorporation and bylaws;

  •
  subsidiaries;

  •
  capital structure;

  •
  authority and Company Recommendation;

  •
  noncontravention;

  •
  Cost Plus' SEC documents and financial statements;

  •
  proxy statement;

  •
  disclosure documents;

  •
  the absence of certain changes or events;

  •
  litigation;

  •
  material contracts;

  •
  compliance with laws; environmental matters;

  •
  labor relations and other employment matters;

  •
  employee benefits and compensation;

  •
  no gross ups;

  •
  taxes;

  •
  title to properties;

  •
  intellectual property;

  •
  insurance;

  •
  affiliated transactions;

  •
  voting requirements;

  •
  state takeover laws; company certificate provisions;

  •
  brokers and other advisors;

  •
  opinion of financial advisors;

  •
  Rule 14d-10 matters.

  •
  liquor licenses; and

  •
  Inventory.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Cost Plus with respect to, among other things:

  •
  corporate matters related to Parent and Purchaser, such as organization, standing and corporate power;

  •
  Purchaser's business and capitalization;

  •
  authority;

  •
  noncontravention;

  •
  information supplied;

  •
  funds available;

  •
  brokers and other advisors;

  •
  proxy statement;

  •
  ownership of Shares

  •
  vote/approval required; and

  •
  no other representations and warranties.

        None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

  Conduct of Business of Cost Plus

        The Merger Agreement provides that, except (i) as may be otherwise required by applicable law or judgment, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), or (iii) as expressly contemplated, required or permitted by the Merger Agreement, Cost Plus will, and will cause each of its subsidiaries to, after the date of the Merger Agreement, and prior to the Effective Time, Cost Plus will, and will cause each of its subsidiaries to:

  •
  conduct its business in the ordinary course of business consistent with past practice; and

  •
  use commercially reasonable efforts to preserve intact Cost Plus' and its subsidiaries' current business organization, preserve their assets and properties in good repair and condition, keep available the services of its current officers, employees and consultants and maintain its existing relationships with customers, suppliers, licensors, licensees, distributors, others having business dealings with it and governmental entities having regulatory dealings with it.

        In addition, during the same period, except (i) as previously disclosed to Parent in connection with the Merger Agreement, (ii) as expressly permitted or required by the Merger Agreement, (iii) required by law or (iv) consented to in advance in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), Cost Plus will not, and will not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

  •
  declaring, setting aside or paying any dividends on, or making any other distributions in respect of, any of its capital stock;

  •
  splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any Shares or other equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  •
  purchasing, redeeming or otherwise acquiring any Shares or other equity interests or any other securities of Cost Plus or any of its subsidiaries or any rights, warrants or options to acquire any such securities;

  •
  issuing, delivering, selling, pledging or granting (i) any shares of capital stock or other securities, (ii) any other voting securities or any securities convertible into or exercisable for, or any calls or rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or exchangeable securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

  •
  amending or failing to comply with Cost Plus' certificate of incorporation or by-laws or other comparable charter or organizational documents of any of subsidiary of Cost Plus;

  •
  acquiring or agreeing to acquire (i) by merging or consolidating with, by purchasing all or a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (ii) any assets, rights or properties;

  •
  selling, pledging, disposing of, transferring, assigning, abandoning, leasing, licensing or otherwise encumbering, or subjecting to any lien or otherwise disposing of any material portion of the properties, rights or assets of Cost Plus or any of its subsidiaries;

  •
  (i) repurchasing, prepaying, canceling, incurring or modifying in any material respect the terms of any indebtedness or guarantee for any such indebtedness of another person, (ii) issuing or selling any debt securities or calls, options or warrants or other rights to acquire any debt securities of Cost Plus or any of its subsidiary, entering into any "keep well" or other agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing;

  •
  making or agreeing to make any new capital expenditure;

  •
  paying, discharging, settling or satisfying any material claims, liabilities, obligations or actions, or waiving or assigning any claims or rights of material value;

  •
  entering into, materially modifying, terminating, canceling or failing to renew any material contract, or waiving, releasing or assigning any material rights or claims thereunder;

  •
  (i) adopting, entering into, terminating or amending any Cost Plus benefit plan, (ii) granting, paying, or promising to pay any severance or termination pay or any increase in severance or termination pay, or increasing or promising to increase the compensation or fringe benefits payable to any Cost Plus employee, (iii) loaning or advancing any money or other property to any Cost Plus personnel, (iv) granting, paying or accelerating the payment of any equity or equity-based awards or any incentive compensation awards, (v) removing any existing restrictions in any Cost Plus benefit plans or awards made thereunder, (vi) taking any action to fund or in any other way securing the payment of compensation or benefits under any Cost Plus benefit plan or making any discretionary contributions or payments with respect to any Cost Plus benefit plan to any trust or other funding vehicle, (vii) taking any action to accelerate the vesting, funding or payment of any compensation or benefit under any Cost Plus benefit plan or awards made thereunder, or (viii) materially changing any actuarial or other assumption used to calculate funding obligations with respect to any Cost Plus benefit plan or changing the manner in which contributions to any Cost Plus benefit plan are made or the basis on which such contributions are determined;

  •
  establishing, adopting, entering into, or amending, in any matter that materially increases Cost Plus' costs or any labor organization's organizational rights, any collective bargaining agreement or other labor contract;

  •
  revaluing any material assets or liabilities or making any change in accounting methods, principles or practices;

  •
  hiring or terminating (other than for cause) any employee;

  •
  effecting or permitting any closing of a location or any "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local statute, rule or regulation;

  •
  authorizing, recommending, proposing or announcing an intention to adopt a plan of liquidation or dissolution;

  •
  adopting or changing any method of tax accounting, making or changing any material tax election, changing an annual accounting period, filing any amended tax return, settling or compromising any tax liability, suit, claim, action, investigation, proceeding or audit, agreeing to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, entering into any closing agreement with respect to any tax, agreeing to any material adjustment of any tax attribute, surrendering any right to claim a tax refund or consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment;

  •
  adopting a shareholder rights plan or similar agreement;

  •
  amending or modifying the letter of engagement of Cost Plus' financial advisor or engaging any other financial advisor; or

  •
  authorizing, entering into any written agreement, or otherwise making any commitment to do any of the foregoing.

  No Solicitation

        From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Cost Plus agreed that it will not and will cause its subsidiaries and its and its subsidiaries' respective directors, managers, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled affiliate, whom we refer to collectively as "representatives," not to directly or through any person:

  •
  solicit, initiate, encourage or knowingly facilitate any Competing Proposal (as defined below);

  •
  participate in any negotiations regarding, or furnish to any person any material information in connection with any Competing Proposal;

  •
  engage in discussions or negotiations with any person with respect to any Competing Proposal;

  •
  withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation or take any other action or make any other public statement inconsistent with such Company Recommendation (any such action being referred to herein as a "Company Adverse Recommendation Change"); or

  •
  enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or similar document or any agreement, arrangement, understanding or commitment relating to any Competing Proposal or enter into any contract, arrangement, understanding or agreement in principle that is intended or would reasonably be expected to result in a Competing Proposal.

        Cost Plus also agreed to (and agreed to cause its subsidiaries and its and their respective representatives to) immediately cease all existing solicitations, discussions or negotiations with any person with respect to any Competing Proposal or any proposal reasonably likely to result in a Competing Proposal and to demand to have all copies of all non-public information it or its subsidiaries or their respective representatives have distributed or made available since the date hereof to any third parties in connection with their consideration of any Competing Proposal (other than with respect to Parent and its affiliates), destroyed or returned to Cost Plus as soon as possible.

        Notwithstanding the restrictions described above, if, at any time before the earlier of the closing of the Offer and the Shareholder Approval, the Company receives a written bona fide Competing Proposal, Cost Plus (and its subsidiaries and representatives) may (i) furnish non-public information to the third party making such Competing Proposal, and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal if, prior to taking any of the foregoing actions:

  •
  the Cost Plus Board determines in good faith after consultation with Cost Plus' financial advisor and outside legal counsel, that the Competing Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined below);

  •
  prior to providing any information to the third party making a Competing Proposal as described above, Cost Plus has received from such third party a confidentiality and standstill agreement on terms that are no less favorable to Cost Plus, in the aggregate, than those in the confidentiality agreement between Cost Plus and Parent.

        Cost Plus is also required to make available to Parent any information concerning Cost Plus that is provided or made available to any third party making a Competing Proposal if the information has not previously been made available to Parent concurrently with providing or making such information available to such third party.

        In addition, Cost Plus has agreed that, as promptly as practicable, and in any event within 24 hours of receipt, Cost Plus will notify Parent orally and in writing of any Competing Proposal. Such notification will include the identity of the person making such Competing Proposal and a copy of such Competing Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Competing Proposal). Cost Plus further agreed to (i) keep Parent informed in reasonable detail, on a current basis, of the status and details of any Competing Proposal (including any change to the terms thereof) and (ii) describe to Parent in reasonable detail as soon as practicable all correspondence and other written material sent or provided to Cost Plus or any of its subsidiaries from any person or any representative of any person making a Competing Proposal that describes any of the terms or conditions of any Competing Proposal.

        The Cost Plus Board's Recommendation.    Subject to the provisions described below, the Cost Plus Board resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. The Cost Plus Board also agreed to include the Company Recommendation in the Schedule 14D-9 and to permit Parent to include the Company Recommendation in this Offer to Purchase and the other documents related to the Offer. The Merger Agreement provides that the Cost Plus Board will not effect a "Company Adverse Recommendation Change" except as described below.

Notwithstanding the foregoing, at any time before the earlier of the Acceptance Time or obtaining Shareholder Approval), the Cost Plus Board may (i) effect a Company Adverse Recommendation Change in response to an Intervening Event (as defined below) if the Cost Plus Board concludes in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (ii) if Cost Plus receives a Competing Proposal that the Cost Plus Board concludes in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal (A) effect a Company Adverse Recommendation Change and/or (B) terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, if and only if:

  •
  Cost Plus will have provided prior written notice to Parent, at least three business days in advance (the "Notice Period"), of its intention to effect a Company Adverse Recommendation Change in response to an Intervening Event or Superior Proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal;

  •
  such notice in response to an Intervening Event will describe such Intervening Event, and Cost Plus will, and will cause its representatives to, during such Notice Period, if requested by Parent, negotiate with Parent in good faith to amend the Merger Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change;

  •
  such notice in response to a Superior Proposal will specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal) and will attach the most current version of any proposed agreement pursuant to which such Superior Proposal is proposed to be consummated;

  •
  prior to effecting such Company Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, Cost Plus will, and will cause its representatives to, during such Notice Period, if requested by Parent, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

  •
  concurrently with any termination of the Merger Agreement for a Superior Proposal Cost Plus pays the Termination Fee.

        If during the Notice Period any material revisions are made to the Competing Proposal that the Cost Plus Board determines to be a Superior Proposal, Cost Plus will deliver a new notice to Parent and will comply with the foregoing requirements with respect to such new notice.

        Cost Plus agreed also not to release any third party from, or waive any provisions of, any confidentiality or "standstill" or similar agreement in favor of Cost Plus. Cost Plus may waive its rights under any "standstill" agreement solely to the extent (i) necessary to enable the parties subject thereto to make to Cost Plus unsolicited inquiries, proposals or offers on a non-public basis that constitute a Competing Proposal and (ii) the standstill provision contained in the confidentiality agreement between Cost Plus and Parent are similarly waived.

        The Merger Agreement does not prohibit Cost Plus or the Cost Plus Board from (i) disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Cost Plus Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable law; provided, that Cost Plus and the Cost Plus Board will not be permitted to make a Company Adverse Recommendation Change or take any of the actions prohibited by the non-solicitation covenants unless otherwise permitted by the Merger Agreement.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Competing Proposal" means any proposal, offer or inquiry made by a third party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (A) 15% or more of the assets of Cost Plus and its subsidiaries, taken as a whole, or (B) 15% or more of the combined voting power of Cost Plus, (ii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the combined voting power of Cost Plus, (iii) the issuance by Cost Plus of 15% or more of its voting securities; or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Cost Plus or any of its subsidiaries in which the other party thereto or its shareholders will beneficially own, directly or indirectly, 15% or more of the combined voting power of Cost Plus or the surviving entity or the resulting direct or indirect parent of Cost Plus or such surviving entity, other than transactions contemplated by the Merger Agreement.

  •
  "Superior Proposal" means a Competing Proposal not solicited or initiated in breach of the non-solicitation covenants, that the Cost Plus Board in good faith determines (after consultation with outside legal counsel and its financial advisor) would, if consummated, result in a transaction that is (i) more favorable to Cost Plus' shareholders from a financial point of view than the transactions contemplated hereby, after taking into account all relevant factors as the Cost Plus Board considers to be appropriate, but which will include all the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of and conditions of the Merger Agreement proposed by Parent in writing in response to such proposal after Parent's receipt of the notice contemplated by the non-solicitation covenants) and (ii) reasonably capable of being consummated on the terms proposed; provided, however, that, for purposes of the definition of "Superior Proposal," the references to "15% or more" in the definition of Competing Proposal will be deemed to be references to "50% or more."

  •
  "Intervening Event" means, with respect to Cost Plus, a material event or circumstance that was not known to the Cost Plus Board on the date of the Merger Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by such Cost Plus Board as of such date), which event or circumstance, or any material consequences thereof, becomes known to the Cost Plus Board prior to the time at which Cost Plus receives the Shareholder Approval; provided, however, that in no event will the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

  Obligations with Respect to the Proxy Statement

        The Merger Agreement provides that, on or before June 6, 2012, Cost Plus will prepare and file with the SEC in preliminary form the Proxy Statement relating to the meeting of the shareholders to be convened for the purpose of voting upon the adoption of the Merger Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), which will include the Company Recommendation (except in the event of an Company Adverse Recommendation Change with respect to the Merger) and the opinion provided by Cost Plus' financial advisor as to the fairness from a financial point of view, of the consideration to be paid to the Cost Plus shareholders in connection with the Offer and the Merger. If the adoption of the Merger Agreement by Cost Plus' shareholders is required by applicable law, then Cost Plus will have the right at any time after the later of (i) three business days after the Proxy Statement Clearance Date and (ii) August 8, 2012, to (and Parent and Purchaser will have the right, at any time beginning three business days after the Proxy Statement Clearance Date, to request in writing that Cost Plus, and upon receipt of such written request, Cost Plus will, as promptly as practicable and in any event within seven business days), (x) establish a record date for and give notice of the Shareholders' Meeting, and (y) mail the Proxy Statement to the holders of Shares as of the record date established for the Shareholders' Meeting.

  Efforts to Close the Transaction

        In the Merger Agreement, each of Cost Plus, Parent and Purchaser agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate, as soon as practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including making all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement.

  Takeover Statute

        If any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws and any takeover-related provision in the Cost Plus articles of incorporation and bylaws is or becomes applicable to Cost Plus, Parent or Purchaser, the Merger Agreement, the Support and Tender Agreements, the Offer, the Merger, the Top-Up, including the acquisition of Shares pursuant thereto, or the other transactions contemplated by the Merger Agreement, Cost Plus and the Cost Plus Board will use reasonable best efforts to ensure that the Merger, the Offer, the Top-Up and the other transactions contemplated by the Merger Agreement and the Support and Tender Agreements may be timely consummated on the terms contemplated by the Merger Agreement and the Support and Tender Agreements, and otherwise to minimize the effects of such statute, regulation or provision on the Merger Agreement, the Support and Tender Agreements, the Offer, the Merger, the Top-Up and the other transactions contemplated thereby.

  Indemnification, Exculpation and Insurance

        Parent and Purchaser agreed that all rights to indemnification, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses relating thereto, now existing in favor of the current or former directors or officers of Cost Plus as provided in Cost Plus' articles of incorporation or bylaws or in any indemnification agreement will survive the Merger and will continue in full force and effect in accordance with their terms.

        For a period of six years after the Effective Time, Parent will maintain in effect the current or substitute policies of officers' and directors' liability insurance maintained by Cost Plus on terms and coverage amounts no less favorable in any material respect than the terms of such policies in effect on the date of the Merger Agreement; provided, that neither Parent nor the Surviving Corporation will be required to expend annually in excess of 300% of the annual premium paid by Cost Plus in its last full fiscal year for such insurance coverage, but in such case will purchase the greatest amount of coverage available for such amount. Alternatively, Cost Plus will be entitled to purchase, at or prior to the Effective Time, a "tail" insurance policy on terms and conditions providing coverage and amounts not materially less favorable as the current policies of directors' and officers' liability insurance maintained by Cost Plus on the date of the Merger Agreement; provided, that, such "tail" insurance policy will not require the payment of an aggregate premium in excess of 300% of the aggregate annual premium most recently paid by Cost Plus prior to May 8, 2012.

  Shareholder Litigation

        Cost Plus agreed to give Parent the opportunity to participate in the defense or settlement of any litigation against Cost Plus and/or its directors relating to the transactions contemplated by the Merger Agreement, and no such settlement will be agreed to without Parent's prior written consent, which will not be unreasonably withheld, conditioned or delayed.

  Liquor License Transfer

        The parties agreed to cooperate in the transfer and continuation of Cost Plus' liquor licenses, including to prepare and deliver documents and forms required by any applicable government entity to transfer such liquor licenses or to provide that such licenses will remain in effect following the closing of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

  Other Covenants

        The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, Section 16 of the Exchange Act and Rule 14d-10 under the Exchange Act and access and confidentiality.

  Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

  •
  by mutual written consent of Parent and Cost Plus;

  •
  by either Parent or Cost Plus:

  •
  if the Merger will not have been consummated on or before November 9, 2012; provided that the right to terminate the Merger Agreement on such date will not be available to Parent or Cost Plus if the date of payment for Shares accepted for payment pursuant to and subject to the conditions of the Offer (which we refer to as the "Offer Closing") will have occurred;

  •
  if any governmental entity of competent jurisdiction will have issued an order imposing any requirement on any of the parties or taken any other action restraining, enjoining or otherwise prohibiting the Merger as contemplated under the Merger Agreement, and such order or action became final and not appealable;

  •
  if (i) the Shareholder Approval was not obtained upon a vote taken thereon at the Shareholders' Meeting or (ii) there are holders of insufficient Shares present or represented by a proxy at the Shareholders' Meeting to constitute a quorum necessary to conduct the business of the Shareholders' Meeting and at such meeting there is no approval of the adjournment thereof to a later date;

  •
  by Parent, if Cost Plus has breached or failed to perform its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to (x) if the Offer Termination has occurred, the failure of a condition to the Merger regarding the accuracy of Cost Plus' representations and warranties or Cost Plus' compliance with its covenants or agreements or (y) if the Offer Termination has not occurred, the failure of a condition to the Offer regarding the accuracy of Cost Plus' representations and warranties or Cost Plus' compliance with its covenants or agreements, and

    (ii) (A) is not capable of being cured by November 9, 2012 or (B) is not cured within 15 calendar days following Parent's delivery of written notice to Cost Plus of such breach;

  •
  by Cost Plus, if Parent has breached or failed to perform any of its representation, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Merger regarding the accuracy of Parent's or Purchaser's representations and warranties or Parent's or Purchaser's compliance with its covenants or agreements and (ii) (A) is not capable of being cured by November 9, 2012 or (B) is not cured within 15 calendar days following Cost Plus' delivery of written notice to Parent of such breach;

  •
  by Parent, if (i) a Company Adverse Recommendation Change (or any action by any committee of the Cost Plus Board which, if taken by the full Cost Plus Board, would be a Company Adverse Recommendation Change) has occurred, (ii) Cost Plus has breached or failed to perform its non-solicitation obligations or its obligation to timely convene the Shareholders' Meeting, (iii) if a Competing Proposal has been publicly announced and the Cost Plus Board has not issued a press release reaffirming its recommendation within ten business days after a written request by Parent to provide such reaffirmation, (iv) if any tender offer or exchange offer is commenced by any third party with respect to the outstanding Shares prior to the time at which Cost Plus receives the Shareholder Approval, and the Cost Plus Board has not recommended that Cost Plus' shareholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer or (v) Cost Plus or the Cost Plus Board (or any committee thereof) publicly announces its intentions to do any of the actions specified above (any such circumstance, a "Triggering Event");

  •
  by Cost Plus, prior to the earlier of the Acceptance Time or receipt of Shareholder Approval, in the case of the Merger, in order to accept a Superior Proposal and enter into a definitive acquisition agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment by Cost Plus of the Termination Fee (as defined below) will be a condition to the termination of the Merger Agreement by Cost Plus in this circumstance; or

  •
  by Cost Plus, after the Offer Termination if (i) all the conditions that are applicable to each party's obligation to consummate the Merger (other than the purchase of the Shares in the Offer to the extent the Offer Termination has occurred and other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger), (ii) Parent has failed to consummate the Merger by the time required under the Merger Agreement, and (iii) Cost Plus has given Parent written notice at least five business days prior to such termination stating Cost Plus' intention to terminate the Merger Agreement in this circumstance.

        The Merger Agreement further provides that the right to terminate the Merger Agreement is not available to any party (i) that is in material breach of its obligations under the Merger Agreement or (ii) whose failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the Merger Agreement.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, other than the provisions relating to indemnification and exculpation, fees and expenses and specific performance, among others, there will be no liability on the part of Parent, Purchaser or Cost Plus. No party is relieved of any liability for any breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination.

  Termination Fee

  •
  Cost Plus has agreed to pay Parent or a person designated by Parent a termination fee of $16,250,000 (the "Termination Fee") as follows:

  •
  if the Merger Agreement is terminated by Cost Plus prior to the earlier of the Acceptance Time or receipt of Shareholder Approval, in order for Cost Plus to accept a Superior Proposal and enter into a definitive acquisition agreement, providing for such Superior Proposal, with such fee being payable concurrently with such termination;

  •
  if the Merger Agreement is terminated (i) by Parent upon a Company Adverse Recommendation Change or other Triggering Event or (ii) by Cost Plus due to the failure to obtain the Shareholder Approval at the Shareholders' Meeting or at any adjournment or postponement (or the failure to obtain a quorum at such meeting), to the extent such Shareholder Approval is required under applicable law at a time when the termination of the Merger Agreement by Parent upon a Company Adverse Recommendation Change or other Triggering Event is permitted, with such fee being payable on the second business day following such termination; or

  •
  if (i) a Competing Proposal has been made to Cost Plus or has been made directly to the shareholders of Cost Plus generally or has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional) to make a Competing Proposal, (ii) thereafter (A) the Merger Agreement is terminated by Cost Plus or Parent due to (x) the failure of the Merger to be completed by November 9, 2012 or (y) the failure to obtain the Shareholder Approval at the Shareholders' Meeting or at any adjournment or postponement (or the failure to obtain a quorum at such meeting), to the extent such Shareholder Approval is required by applicable law, or (B) the Merger Agreement is terminated by Parent due to a breach of Cost Plus' representations or warranties set forth in the Merger Agreement or due to a failure by Cost Plus to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform gave rise to the failure of certain conditions, and (iii) within 12 months after such termination, Cost Plus enters into a definitive agreement providing for any transaction contemplated by any Competing Proposal or consummates any Competing Proposal, then such fee (net of expenses reimbursed as described below) will be paid on the date such transaction is consummated. For purposes of determining whether the Termination Fee is payable under the circumstances described in the previous sentence, the term Competing Proposal has the meaning described below, except that the references to "15%" in the definition of Competing Proposal will be deemed to be references to "50%."

  Expense Reimbursement

        If the Merger Agreement is terminated by Parent or Cost Plus due to the failure of the Cost Plus shareholders to adopt the Merger Agreement at the shareholders' meeting (or there is a failure to reach a quorum at such meeting), to the extent such shareholder approval is required by applicable law, then Cost Plus will reimburse Parent for its actual and reasonable out-of-pocket expenses in connection with the Merger Agreement or the transactions contemplated thereby, in an amount of up to $1,500,000.

  Specific Performance

        Parent, Purchaser and Cost Plus will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any federal or state court located within Los Angeles County, State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

  Fees and Expenses

        Except for the provisions described under "Termination Fee" and "Expense Reimbursement" and except for certain expenses related to the printing and mailing of the Offer documents and the Proxy Statement, and in connection with notices or other filings with any governmental entities under any antitrust laws, all fees and expenses incurred in connection with the Merger Agreement, the Support and Tender Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Support and Tender Agreements will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and the Support and Tender Agreements are consummated.

  Amendment

        The Merger Agreement may be amended by Parent, Purchaser and Cost Plus at any time before or after receipt of the Shareholder Approval; provided, however, that (x) after the Shareholder Approval has been obtained, no amendment will be made that by law requires further approval by the shareholders of Cost Plus without such approval having been obtained.

  Governing Law

        The Merger Agreement will be governed by the laws of the State of California.

  Support and Tender Agreements

        Concurrently with the execution of the Merger Agreement, each of Stephens Investments Holdings LLC, Red Mountain Capital Partners II, L.P. and Red Mountain Capital Partners III, L.P. entered into a Support and Tender Agreement with Parent and Purchaser (which we refer to as the "Support and Tender Agreements"). Pursuant to each Support and Tender Agreement, each Shareholder has agreed, among other things, subject to the termination of the Support and Tender Agreement, (i) to tender pursuant to the Offer (and not withdraw) the Shares beneficially owned by such shareholder (and with respect to RMCP II and RMCP III, to also cause to be tendered 29,500 Shares held by Red Mountain Capital Partners LLC, a Delaware limited liability company ("RMCP LLC") and, if applicable, up to 11,060 Shares issuable pursuant to outstanding deferred stock units held by Mr. Mark Genender, a Partner of RMCP LLC who serves on the board of directors of Cost Plus) and not to assert and perfect any dissenters' rights under California law in connection with the Merger, (ii) to grant an irrevocable proxy to certain designees of Parent with respect to certain matters related to the Merger, (iii) to vote in favor of the Merger, upon the terms and subject to the conditions of such Support and Tender Agreements, (iv) not to transfer any of such shareholder's equity interests in Cost Plus, including any Shares, other than in accordance with the terms and conditions set forth in the Support and Tender Agreement, (v) not to take any action that would interfere with the performance of such shareholder's obligations under, or the transactions contemplated by, the Support and Tender Agreement, (vi) to appear at the meeting of the shareholders of Cost Plus to be convened for the purpose of voting upon the adoption of the Merger Agreement and the transactions contemplated thereby or otherwise cause its Shares to be counted as present for purpose of calculating quorum and to vote such shareholder's Shares in support of the adoption of the Merger Agreement in the event that shareholder approval is required to consummate the Merger, (vii) to vote against any action or agreement that would interfere with or prevent the Offer or the Merger, and (viii) not to solicit, initiate, encourage, facilitate or participate in, any discussions, negotiations or other actions by such shareholder with respect to certain competing proposals for the equity or assets of Cost Plus. Each Support and Tender Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement and (b) the Effective Time; provided, however, that two of the Support and Tender Agreements will also terminate upon the earlier of (x) any amendment, modification or waiver of the Merger Agreement that (i) reduces the Offer Price to less than $22.00 per Share, (ii) changes the form of consideration payable in the Offer or the form of the Merger Consideration from all cash, or (iii) otherwise materially and adversely affects the shareholder party to such agreement, and (y) November 9, 2012. At May 23, 2012, the Shares subject to the Support and Tender Agreements comprised approximately 26% of the outstanding Shares.

        The foregoing summary is qualified in its entirety by reference to the Support and Tender Agreements, copies of which are filed as Exhibit (d)(3), Exhibit (d)(4) and Exhibit (d)(5) to the Schedule TO and are incorporated herein by reference.

  Confidentiality Agreement

        On March 19, 2012, Cost Plus and Parent entered into a confidentiality agreement that provided Cost Plus with certain protections in connection with the disclosure of confidential information for purposes of evaluating possible acquisition of Cost Plus. As a condition to being furnished such confidential information, Parent agreed, among other things, (i) to keep such confidential information confidential and to use such evaluation materials only in connection with evaluating a possible acquisition of Cost Plus, and (ii) that Parent will not, until six months after the earlier of written notice by either party of termination of discussions with respect to a potential acquisition of Cost Plus or the expiration of any definitive agreement with respect to a possible acquisition of Cost Plus, solicit for employment any of Cost Plus' officers or employees with which it has had contact or of whom it became aware as a result of its consideration of a possible acquisition of Cost Plus or in connection with the in-store program conducted at Parent's stores. In addition, Parent agreed to certain standstill restrictions with respect to Cost Plus and the Shares.

        The foregoing summary is qualified in its entirety by reference to the confidentiality agreement, as modified by an amendment thereto entered into on May 8, 2012, copies of which are filed as Exhibit (d)(2) to the Schedule TO and are incorporated herein by reference.

  Additional Agreements

        Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent and Cost Plus entered into wavier and acknowledgement agreements (collectively the "Option Waivers") from each of (i) Barry J. Feld, Chief Executive Officer and President of Cost Plus and a member of the Cost Plus Board, (ii) Jane L. Baughman, Executive Vice President and Chief Financial Officer of Cost Plus, and (iii) Jeff Turner, Executive Vice President and Chief Information Officer of Cost Plus, pursuant to which each of the foregoing officers of Cost Plus agreed that until the Merger Agreement is terminated, they will not without Parent's prior written consent, exercise or sell or otherwise transfer any Options. However, Parent and Cost Plus have also agreed (the "Letter Agreement") that if the Options granted to any of the foregoing officers are scheduled to expire prior to the occurrence of the Effective Time, then subject to certain limitations, Parent will waive the restriction on exercise for such Options.

        The foregoing summary is qualified in its entirety by reference to the Option Waivers and the Letter Agreement, copies of which are filed as Exhibit (d)(6), Exhibit (d)(7), Exhibit (d)(8) and Exhibit (d)(9) to the Schedule TO and are incorporated herein by reference.

12.   Purpose of the Offer; Plans for Cost Plus.

  Purpose of the Offer.

        The purpose of the Offer is to acquire control of, and the entire equity interest in, Cost Plus. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Pursuant to the Merger Agreement, Parent is entitled as soon as practicable after consummation of the Offer to seek representation on the Cost Plus Board proportionate to its ownership of Shares and to seek to have Cost Plus consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger and subject to the right of shareholders under the California Corporations Code to demand dissenters' rights, the outstanding Shares not owned by Purchaser, Parent, or Cost Plus or its subsidiaries will be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

  Vote Required to Approve the Merger.

        Generally.    Under the California Corporations Code, the approval of the Cost Plus Board and, except as described below, the affirmative vote of the holders of a majority in voting power of the outstanding Shares may be required to approve the principal terms of the Merger. The Cost Plus Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the California Corporations Code described below, the only remaining required corporate action of Cost Plus is the approval of the Merger Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding Shares. If Shareholder Approval for the Merger is required, Parent intends to cause the Cost Plus Board to set the record date for the Shareholder Approval for a date as promptly as practicable following the later of (i) three (3) business days after the Proxy Statement Clearance Date, and (ii) the three-month anniversary of the date of the Merger Agreement.

        Short-Form Merger.    The California Corporations Code provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if following the Offer Closing and the exercise, if any, of the Top-Up, Parent, Purchaser and their affiliates own at least one share more than 90% of the outstanding Shares on the date on which the Offer Closing occurs, Cost Plus, Parent and Purchaser will take all necessary and appropriate action, including with respect to the transfer to Purchaser of any Shares held by Parent or its affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Shareholders' Meeting in accordance with Section 1110 of the California Corporations Code. Even if Parent and Purchaser do not own at least one Share more than 90% of the outstanding Shares following consummation of the Offer, and exercise of the Top-Up Parent and Purchaser could seek to purchase additional Shares in the open market, from Cost Plus or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

        Vote Required to Approve the Merger.    The Cost Plus Board has approved the Offer, the Merger and the Merger Agreement in accordance with the California Corporations Code . If, following the Offer Closing, Purchaser holds, in the aggregate, at least one share more than 90% of the outstanding Shares after completion of the Offer and any Shares that may be purchased pursuant to the Top-Up, Purchaser will merge with and into Cost Plus under the "short-form" merger provisions of the California Corporations Code . Notice of a short-form merger pursuant to Section 1110 of the California Corporations Code is set forth in Schedule II to this Offer to Purchase and incorporated herein by reference. If Parent and Purchaser (together with any other subsidiaries of Parent) hold in the aggregate at least one Share more than 90% of the outstanding Shares, Purchaser, Parent and Cost Plus will cause the short-form merger to become effective without any further notice to the shareholders of Cost Plus.

        If the Offer is terminated in accordance with the Merger Agreement, then the affirmative vote of the holders of a majority in voting power of the outstanding Shares, voting together as a single class, to adopt the Merger Agreement and to approve the Merger and the transactions contemplated by the Merger Agreement will be required under the California Corporations Code to effect the Merger.

        Shareholder Meetings.    See Section 11—"The Merger Agreement; Other Agreements—The Cost Plus Board's Recommendation," Section 11—"The Merger Agreement; Other Agreements—Obligations with Respect to the Proxy Statement," Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement" and Section 11—"The Merger Agreement; Other Agreements—Support and Tender Agreements" of this Offer to Purchase. Cost Plus has agreed, if a shareholder vote is required, to convene a meeting of its shareholder following consummation of the Offer for the purpose of considering and voting on the Merger. Cost Plus, acting through the Cost Plus Board, has further agreed that, if a shareholders' meeting is convened, the Cost Plus Board will recommend that shareholders of Cost Plus vote in favor of adoption of the Merger Agreement and to approve the transactions contemplated thereby, including the Merger. At such meeting or any adjournment or postponement thereof, all of the Shares then owned by Parent and Purchaser and by any of Parent's other subsidiaries, and all Shares for which Cost Plus has received proxies to vote, will be voted in favor of adoption of the Merger Agreement and approval of the Merger.

  Plans for Cost Plus.

        In connection with Parent's consideration of the Offer, Parent has developed an initial plan, on the basis of available information, for the combination of the business of Cost Plus with that of Parent. Parent intends to continue reviewing such information as part of a comprehensive review of Cost Plus' business, operations, capitalization and management with a view to optimizing development of Cost Plus' potential in conjunction with Parent's existing business. This planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

  Extraordinary Corporate Transactions.

        Except as described above or elsewhere in this Offer to Purchase, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Cost Plus or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Cost Plus or any of its subsidiaries, (iii) any change in the Cost Plus Board or management, (iv) any material change in Cost Plus' capitalization or dividend policy, (v) any other material change in Cost Plus' corporate structure or business, (vi) a class of securities of Cost Plus being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter dealer quotation system of a registered national securities association or (vii) a class of equity securities of Cost Plus being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

  Dissenters' Rights.

        No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated following the completion of the Offer, each holder of Shares who fully complies with and meets all the requirements of the provisions of Chapter 13 of the California Corporations Code, which is set forth in Schedule III to this Offer to Purchase and incorporated herein by reference (such shareholders are referred to herein as "Qualifying Shareholders"), may have the right to require Cost Plus to purchase the holder's Shares for cash at "fair market value." A Qualifying Shareholder will be entitled to demand these dissenters' rights under the California Corporations Code only if (a) the holders of 5% or more of the outstanding Shares properly file demands for payment of the fair market value or (b) if the Shares held by such holder are subject to any restriction on transfer imposed by Cost Plus or by any law or regulation ("Restricted Shares"). Accordingly, if holders of 5% or more of the Shares properly file demands for payment in compliance with Chapter 13 of the California Corporations Code, all other Qualifying Shareholders will be entitled to require Cost Plus to purchase their Shares for cash at their fair market value if the Merger is consummated. If the holders of less than 5% of the Shares properly file demands for payment in compliance with Chapter 13 of the California Corporations Code and one or more shareholders of Restricted Shares properly file such a demand, only such holder or holders of Restricted Shares will be entitled to require Cost Plus to purchase their Shares as described in the preceding sentence. In addition, if immediately prior to the effective time of the Merger, the Shares are not listed on a national securities exchange certified by the California Commissioner of Corporations, holders of Shares may demand dissenters' rights as to any or all of their Shares entitled to such rights. If the Merger is not consummated, no Qualifying Shareholder will be entitled to have Cost Plus purchase such holder's Shares under Chapter 13 of the California Corporations Code. After a shareholder files a demand to exercise dissenters' rights, that shareholder may not withdraw the demand without Cost Plus' consent.

        Under the California Corporations Code, the "fair market value" of the Shares may be one agreed to by Cost Plus and the Qualifying Shareholders or judicially determined, depending on the circumstances. The "fair market value" is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the Offer Price.

        If Cost Plus disagrees that a shareholder is a Qualifying Shareholder, or if a Qualifying Shareholder and Cost Plus fail to agree on the fair market value of Shares, then such shareholder demanding purchase of Shares as dissenting shares or Cost Plus may, within six months after the Cost Plus mails the notice of a short-form merger pursuant to Section 1110 of the California Corporations Code (which notice is set forth in Schedule II) or, if applicable, the required notice that shareholders have approved the Merger, file a complaint or intervene in a pending action to determine whether the Shares are dissenting shares or the fair market value of the Shares, as applicable.

        The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code, a copy of which is attached hereto as Schedule III.

        Dissenters' rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is completed. If the Merger is completed through a short-form merger pursuant to Section 1110, shareholders should refer to the Notice of Short-Form Merger attached hereto as Schedule II for more information concerning dissenters' rights and the procedures to be followed in connection therewith. If the Merger is subject to Shareholder Approval, shareholders who will be entitled to dissenters' rights in connection with the Merger will receive additional information concerning dissenters' rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Nasdaq Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq published guidelines, for the Shares to meet the criteria for continued listing on Nasdaq, among other things: (i) the price of a share must be at least $1.00; (ii) there must be at least 400 shareholders, and (iii) there must be at least 750,000 publicly held Shares, the aggregate market value of publicly held Shares must be at least $5 million, and there must be at least two registered and active market makers (unless Cost Plus' shareholder equity falls below $10 million, in which case more stringent requirements apply). Shares held by officers or directors of Cost Plus, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. Cost Plus represented to Parent and Purchaser that, as of May 23, 2012, 22,515,752 Shares were issued and outstanding.

        If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the continued listing requirements for Nasdaq and are thereafter de-listed, the market for Shares will be adversely affected. If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser can not predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Cost Plus upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Cost Plus to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Cost Plus to its shareholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders' meetings or actions in lieu of a shareholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Cost Plus. Furthermore, the ability of "affiliates" of Cost Plus and persons holding "restricted securities" of Cost Plus to dispose of such securities pursuant to Rule 144 under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement; Other Agreements," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, Cost Plus will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.   Conditions of the Offer.

        Notwithstanding any other terms of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to promptly pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if at the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), if:

  (i)
  the Minimum Tender Condition (as defined above) has not been satisfied;

  (ii)
  (A)    the expiration or termination of any applicable waiting period (or any extension thereof) to the purchase of the Shares pursuant to the Offer and the consummation of the Merger under the HSR Act has not occurred or (B) any other consent, approval or authorization of any governmental entity required of Parent, Cost Plus or any of their subsidiaries to consummate the Merger has not been obtained; or

  (iii)
  any of the following conditions has occurred and continues as of the expiration of the Offer:

  (A)
  there exists any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction prohibiting the consummation of the Merger or the Offer, or any law enacted prohibiting or making illegal the consummation of any of the transactions contemplated by the Merger Agreement, that remains in effect;

  (B)
  Cost Plus' representations and warranties set forth in the Merger Agreement are not true and correct (subject to materiality, Material Adverse Effect and other qualifications);

  (C)
  Cost Plus has failed to perform or comply in all material respects with its obligations required to be performed or complied with under the Merger Agreement;

  (D)
  since May 8, 2012, there has occurred any change, development, circumstance, effect, event or occurrence that individually, or in the aggregate with all other changes, circumstances, effects, events or occurrences, has had or would reasonably be expected to have a Material Adverse Effect;

  (E)
  in the event that the exercise of the Top-Up is necessary to ensure that Parent or Purchaser owns at least 90% of the outstanding Shares as of the Acceptance Time (calculated on a fully diluted basis), (1) there exists any legal restriction or legal impediment on Purchaser's or Cost Plus' ability to consummate the Top-Up, or (2) the Shares issuable upon exercise of the Top-Up, together with the Shares validly tendered in the Offer and not properly withdrawn, are insufficient for Purchaser to own at least 90% of the outstanding Shares as of the Acceptance Time (calculated on a fully diluted basis);

    (F)
    a Triggering Event (as defined above) has occurred; or

    (G)
    that the Merger Agreement has been terminated in accordance with its terms.

        At the request of Parent, Cost Plus will deliver to Parent a certificate executed on behalf of Cost Plus by the chief executive officer or the chief financial officer of Cost Plus certifying that none of the conditions set forth in clauses (B), (C), and (D) under clause (iii) above, has occurred and is continuing as of the expiration of the Offer.

        For purposes of determining whether the Minimum Tender Condition and the conditions set forth in (iii)(E) above have been satisfied, Parent and Purchaser have the right to include or exclude for purposes of their determination Shares tendered in the Offer pursuant to the guaranteed delivery procedures.

        The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        The conditions described above are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

  General

        Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Cost Plus with the SEC and other publicly available information concerning Cost Plus, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Cost Plus' business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Cost Plus' business, or certain parts of Cost Plus' business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions of the Offer."

  Litigation

        On May 11, 2012, an alleged shareholder of Cost Plus filed a putative class action captioned Gary Ogurkiewicz v. Cost Plus, Inc., et al., Case No. RG 12-629912, in the Superior Court of the State of California, County of Alameda. The defendants are Cost Plus, members of the Cost Plus Board, Purchaser and Parent. The complaint alleges that the individual defendants violated California law by breaching their fiduciary duties to Cost Plus' shareholders in connection with the Merger Agreement and the transaction contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed Merger arises out of a flawed process which resulted in an unfair price for the Shares and a failure to maximize shareholder value. Plaintiff alleges that the process will deter other purported interested parties from launching a competing offer and that the merger will permit management to continue their positions and relationships within Cost Plus. The suit further alleges that Cost Plus, Purchaser and Parent aided and abetted the individual defendants' breaches of fiduciary duties. The plaintiff seeks, among other things, an order declaring the Merger Agreement unenforceable, enjoining defendants from proceeding with, consummating or closing the proposed Merger, rescinding the proposed Merger if it is consummated, awarding compensatory damages with pre-judgment and post-judgment interest, and awarding attorneys' fees and costs.

        On May 22, 2012, an alleged shareholder of Cost Plus filed a putative class action captioned Willie M. Richardson v. Cost Plus, Inc., et al., Case No. RG 12-631301, in the Superior Court of the State of California, County of Alameda. The defendants are Cost Plus, members of the Cost Plus Board, Purchaser and the Parent. The complaint alleges that the individual defendants violated California law by breaching their fiduciary duties to Cost Plus' shareholders in connection with the Merger Agreement and the transaction contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed Merger arises out of a flawed process which resulted in an unfair price for the Shares and a failure to maximize shareholder value. The complaint also alleges that the process will deter other purported interested parties from launching a competing offer. The suit further alleges that Parent and Purchaser aided and abetted the individual defendants' breaches of fiduciary duties. The plaintiff seeks, among other things, an order enjoining defendants from consummating the proposed Merger, rescinding the proposed Merger if it is consummated, awarding damages, and awarding attorneys' fees and costs.

  State Takeover Statutes

        Cost Plus is incorporated under the laws of the State of California. Section 1203 of the California Corporations Code provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders and if a third-party proposal (a "Proposal") to acquire the same corporation is made to the corporation or its shareholders at least ten days prior to the date for the acceptance of the shares tendered to the "interested party," the shareholders of the corporation will be informed of such Proposal, forwarded copies of any written materials provided by the person making the Proposal and given a reasonable period of time (ten days from the date of notice or publication of the Proposal) to withdraw any tender in favor of the "interested party" tender offer. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and (i) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (ii) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (iii) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. Cost Plus has represented the Cost Plus Board has taken all action necessary so that no "fair price," "moratorium," "business combination," "control share acquisition" or other anti-takeover statute or regulation of any governmental authority is applicable to the Merger Agreement, the Support and Tender Agreements, the Offer or the Merger.

        Under the California Corporations Code, the merger consideration paid to the shareholders of Cost Plus may not be cash if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all of the shareholders of Cost Plus consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 1—"Terms of the Offer."

  Antitrust Compliance

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (which we refer to as the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (which we refer to as the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Shares in the Offer and the Merger.

        On May 24, 2012, Parent and Cost Plus filed Notification and Report Forms pursuant to the HSR Act and in accordance the terms of the Merger Agreement with the FTC and the Antitrust Division. Under the HSR Act, the required waiting period will expire at 11:59 pm, New York City time on June 8, 2012 (the fifteenth calendar day after the filing), unless earlier terminated by the FTC and the Antitrust Division or unless Parent receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request is issued, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. If the waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday.

        At any time before or after Parent's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of Cost Plus or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

17.   Fees and Expenses.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Cost Plus."

 SCHEDULE I

INFORMATION RELATING TO PARENT AND PURCHASER

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the current business address of each such person is 650 Liberty Avenue, Union, New Jersey 07083. The telephone number of each such person is (908) 688-0888. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Warren Eisenberg	Co-Chairman and Director	Warren Eisenberg is a Co-Founder of Parent and has served as Co-Chairman since 1999. He has served as a Director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.
Leonard Feinstein	Co-Chairman and Director
Leonard Feinstein is a Co-Founder of Parent and has served as Co-Chairman since 1999. He has served as a Director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.
Steven H. Temares	Chief Executive Officer and Director
Steven H. Temares has been Chief Executive Officer since 2003 and has served as a Director since 1999. Mr. Temares was President and Chief Executive Officer from 2003 to 2006, President and Chief Operating Officer from 1999 to 2003 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Temares joined Parent in 1992.
Arthur Stark	President and Chief Merchandising Officer
Arthur Stark has been President and Chief Merchandising Officer since 2006. Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006. Mr. Stark joined Parent in 1977.
Matthew Fiorilli	Senior Vice President—Stores	Matthew Fiorilli has been Senior Vice President—Stores since 1999. Mr. Fiorilli joined Parent in 1973.
Eugene A. Castagna	Chief Financial Officer and Treasurer
Eugene A. Castagna has been Chief Financial Officer and Treasurer since 2006. Mr. Castagna served as Assistant Treasurer from 2002 to 2006 and as Vice President—Finance from 2000 to 2006. Mr. Castagna is a certified public accountant and joined Parent in 1994.

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        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Purchaser. Unless otherwise indicated, the current business address of each such person is 650 Liberty Avenue, Union, New Jersey 07083. The telephone number of each such person is (908) 688-0888. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Steven H. Temares	Chief Executive Officer and Director	See response for Parent.
Eugene A. Castagna	Chief Financial Officer and Treasurer	See response for Parent.
Allan N. Rauch	Secretary	Allan N. Rauch has been Vice President—Legal and General Counsel of Parent since 1999. Mr. Rauch has served as General Counsel of Parent since 1997. Mr. Rauch joined Parent in 1994.

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 SCHEDULE II

NOTICE OF SHORT-FORM MERGER

        This notice of short-form merger (this "Notice") is being furnished to holders of the outstanding Shares pursuant to Section 1110 of the California Corporations Code. Terms that are not defined herein have the meanings set forth in the Offer to Purchase to which this Notice is attached as Schedule II.

        1.     If all of the Offer conditions are satisfied as of the Expiration Date, in each case as described in the Offer to Purchase to which this Notice is attached, and the Offer is consummated, Parent and Purchaser (together with any other subsidiaries of Parent) will hold in the aggregate at least one Share more than 90% of the outstanding Shares. Under such circumstances, Purchaser, Parent and Cost Plus will cause the short-form merger to become effective pursuant to Section 1110 of the California Corporations Code (the "Short-Form Merger") as soon as practicable following consummation of the Offer, without any further notice to the shareholders of Cost Plus. Under such circumstances, the Short-Form Merger will become effective on or after June 28, 2012.

        2.     The following resolutions were adopted by the board of directors of Purchaser and the Cost Plus Board and by the sole shareholder of all of the outstanding shares of capital stock of Purchaser on May 8, 2012:

        RESOLVED FURTHER, that, pursuant to Section 1110 of the California Corporations Code, the Board hereby adopts and approves (i) the Merger, (ii) the assumption of all liabilities of Purchaser by Cost Plus as a result of the Merger, (iii) the consideration to be received by the holders of the Shares for each Share (other than shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or Cost Plus or held by shareholders who properly demand and perfect dissenters' rights under California law) in the amount of $22.00 per Share, net to the holder thereof in cash, and (iv) the conversion, at the Effective Time, of each share of common stock of Purchaser into one share of the Surviving Corporation.

        3.     A copy of Sections 1300 through 1304 of the California Corporations Code is set forth below.

        § 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        §1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

        §1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        §1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        §1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        4.     The price determined by Cost Plus to represent the fair market value of the dissenting shares is $22.00 per share.

        5.     A brief description of the procedures to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the California Corporations Code is set forth below.

          1.     Any shareholder who has a right to require Cost Plus to purchase the shareholder's shares for cash under Section 1300 of the California Corporations Code, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires Cost Plus to purchase such shares must make a written demand upon Cost Plus for the purchase of such shares and payment to the shareholder in cash of their fair market value.

          2.     Such demand should be sent to the Secretary of Cost Plus at 200 4th Street, Oakland, California 94607.

          3.     The demand is not effective for any purpose unless it is received by the Secretary of Cost Plus or any transfer agent thereof within 30 days after the date this notice was mailed to shareholders.

          4.     The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that Cost Plus purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of May 24, 2012, which is the day before the announcement of the Short-Form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

          5.     Within 30 days after the date this notice was mailed to shareholders, shareholders who desire to exercise dissenters' rights must also submit to the Secretary of Cost Plus at the address above or to the office of any transfer agent of Cost Plus, the certificates representing any shares which the shareholder demands that Cost Plus purchase. Such certificates will be stamped or endorsed with a statement that the shares are dissenting shares or be exchanged for certificates of appropriate denomination so stamped or endorsed. If such shares are uncertificated, such shareholder must instead provide to Cost Plus or any transfer agent thereof written notice of the number of shares which the shareholder demands that the corporation purchase.

          6.     If Cost Plus and the shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement. Cost Plus will pay the fair value of the dissenting shares within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. Cost Plus' duty to pay is subject to the dissenting shareholder's surrender of the certificates and to the restrictions imposed under California law on the ability of Cost Plus to purchase its outstanding shares.

          7.     If Cost Plus denies that the shares are dissenting shares, or if a dissenting shareholder and Cost Plus fail to agree on the fair market value of the shares, then such shareholder demanding purchase of such shares as dissenting shares or Cost Plus, within six months after the date this notice was mailed to shareholders, may file a complaint in the superior court for the proper county requesting the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, as applicable, or may intervene in any action pending on such a complaint. Shareholders who fail to file or intervene in such an action within the specified six-month period will lose their dissenters' rights.

 SCHEDULE III

CALIFORNIA CORPORATIONS CODE CHAPTER 13 DISSENTERS' RIGHTS
(SECTIONS 1300-1313)

        § 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        §1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of

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the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

        §1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        §1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        §1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the

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date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        §1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        §1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        §1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the

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shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

        §1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        §1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        §1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        §1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        §1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of

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Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

        §1313. Conversions deemed to constitute a reorganization; application of chapter

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of Cost Plus or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By First Class Mail:	By Overnight Courier:

Computershare Inc. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Inc. c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (800) 932-9864

Email: costplus@georgeson.com

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I
SCHEDULE II
NOTICE OF SHORT-FORM MERGER
SCHEDULE III
CALIFORNIA CORPORATIONS CODE CHAPTER 13 DISSENTERS' RIGHTS (SECTIONS 1300-1313)
Other Information